As filed with the Securities and Exchange Commission on January 25, 2005
Registration No. 333-119425

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

Amendment No.1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRANT LIFE SCIENCES, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	3841	82-0490737
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5511 Capital Center Drive, Suite 224
Raleigh, NC 27606
(919) 852-4482

(Address and Telephone Number of Principal Executive Offices)

5511 Capital Center Drive, Suite 224
Raleigh, NC 27606
(919) 852-4482

(Address of Principal Place of Business or Intended Principal Place of Business)

Corporation Service Company
327 Hillsborough Street
Raleigh, NC 27603

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
(212) 930-9700
(212) 930-9725

                Approximate Date of Commencement of Proposed Sale to the Public:

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]  _____________________________

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  ______________________________________
                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  ______________________________________

                If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

Title of each class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	24,268,495	$0.70	$16,987,946.50	$2,152.37 (2)
Common Stock	1,908,610	$0.55	$1,336,027	$123.55
Total	26,177,105		$18,323,973.50	$2,309.62

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the Registrant’s common stock on January 21, 2004.
(2)	This amount was previously paid.

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, subject to Completion, dated January 25, 2005

GRANT LIFE SCIENCES, INC.

26,177,105 Shares

Common Stock

                This prospectus relates to the sale of up to 26,177,105 shares of our common stock by selling stockholders. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of our shares by the selling stockholders.

                Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “GLIF.OB.”  On January 21, 2005, the last reported bid price of our common stock was $0.55 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __________, 2005.

5511 Capital Center Drive, Suite 224
Raleigh, NC 27606
(919) 852-4482

______________________________________________________________________________

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PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire prospectus prior to making an investment decision.

About Grant Life Science

We are developing protein-based screening tests to screen woman for cervical cancer and pre-cancerous conditions that typically result in cervical cancer.  Our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of blood taken from the patient.  In one of our tests, the blood sample is analyzed in a clinical testing laboratory using standard laboratory equipment and analytic software, which generally can produce test results in about 2 hours.  Our second generation rapid test is designed to be administered by a health professional in a doctor’s office, hospital, clinic or even at home, and can provide easy-to-read results in approximately 15 minutes.

Invasive cervical cancer affects over 500,000 women worldwide annually, and approximately 300,000 women die each year from this disease (Cleveland Clinic Journal of Medicine, 70:641).  Cervical cancer is the second highest cause of cancer death among women (British Medical Journal, 318:1244).  In the United States, Western Europe and other countries where there is widespread screening in consort with a well-developed testing or diagnostic infrastructure, cervical cancer is less prevalent.  In China, India and many other developing countries, the much higher rate of cervical cancer is caused by the rarity of screening for this disease and a limited infrastructure for diagnostic testing.

Papanicalou smear cytology, the inspection of cervical cells under a microscope, and otherwise known as the Pap Test, has been the most common cervical cancer screening method for over 50 years.  In recent years, gene- or DNA-based tests, referred to herein as HPV tests, have been introduced as an adjunct to the Pap Test.  Approximately 60 million Pap Tests are performed each year in the United States (Cancer, 97:1528), and an additional 60 million Pap Tests are performed annually in the rest of the world, mostly in Canada, Western Europe, Japan and Australia.  Outside of the United States, approximately 1.7 billion women do not undergo consistent, if any, cervical cancer screening (International Journal of Gynaecology and Obstetrics, 82:369).  This deficiency is often due to a lack of economic resources, along with social, cultural and/or religious factors that may also inhibit women from undergoing cervical cancer testing. Under these circumstances, the death rate from cervical cancer approaches 100% (Salud Publica de Mexico, 45(Supplement 3)).

We believe that our tests will efficiently and accurately screen for cervical cancer.  When completed, we believe that our tests will differ in several important respects from the Pap Tests and HPV tests that are currently in use:

•	Our tests are done with patient’s blood from either a finger prick or veinous puncture, a procedure universally considered as safe and minimally invasive). In contrast, the Pap and HPV tests require cervical cells harvested by inserting a collecting device into a woman’s cervix.

•	Our tests will be done in a laboratory by a technician using standard, readily available laboratory equipment, or by a doctor or other healthcare provider at the point-of-care as a self-contained, easy-to-use test. Virtually any trained laboratory technician can do our tests. In contrast, Pap test specimens must be examined under a microscope by a specially-trained cytotechnologist to assess the presence of cancerous or pre-cancerous cells. The HPV tests now available require dedicated, expensive laboratory equipment and sophisticated analytical computer software for interpreting results.

•	Our tests will detect antibodies only if a woman has cervical cancer or those pre-cancerous conditions that typically lead to cervical cancer. In preliminary trials that used one version of our test to analyze blood from patients already diagnosed with cervical cancer or pre-cancerous lesions, our test was able to detect cervical cancer or pre-cancerous conditions when such conditions existed, but otherwise ruled out cervical disease when it did not exist.

•	Pap tests results may be limited by inefficiencies in sampling cervical cells and the subjective nature of cytology. Pap tests frequently fail to detect cervical cancer or pre-cancerous conditions when actually present (British Medical Journal, 30:1352) and otherwise do not permit the differentiation of cancerous or pre-cancerous states from benign conditions mimicking them (American Journal of Clinical Pathology, 94:754). Woman with abnormal Pap tests must often experience a colposcopy (a visual examination of the cervix by means of a special microscope) and a biopsy). This triage is quite inefficient, as evidenced by colposcopy with biopsy not revealing cervical cancer or precursor lesions about 80% of the time (Indian Journal of Cancer, 40:23).

•	The human papillomavirus, or HPV, causes virtually all cervical cancers). There are more than 100 types of HPV, but the scientific community considers only 7 to 15 of these responsible for this disease. Gene- or DNA-based HPV tests actually detect HPV infection, but infection and cervical cancer are not the same Only 2% of patients who test positive for HPV will ultimately contract cervical cancer (Best Practice and Research, Clinical Obstetrics and Gynaecology, 15:663).

Upon completion of the development of our tests, we plan initially to market and sell them in the United States, Western Europe, Japan and certain other countries.  In countries where Pap testing is routine, we believe that our tests may be in conjunction with, as a replacement to, or as an adjunct to, the Pap Test.  In developing nations, we plan to market and sell our rapid test through local distributors to hospitals, clinics, physicians and other healthcare providers who we believe will use it as a low-cost point-of-care replacement for the Pap test.

We will require U.S. Food and Drug Administration (FDA) approval before marketing and selling our tests to most laboratories and to hospitals, clinics, doctors and other healthcare providers in the U.S.  We also will require regulatory approval before we market and sell our tests in many foreign countries.  We have not yet made any submissions to the FDA or any foreign regulatory agency or begun the clinical trials that we anticipate will be required by these agencies as part of their review of our tests.

Our planned cervical cancer tests use proprietary technology to detect the presence of antibodies to specific proteins from what are termed the early proteins of HPV.  We believe that in the future we may be able to apply that technology to develop rapid tests for other diseases and certain other cancers.

We have not generated any revenues since inception in July 1998. We have a history of losses and we expect to continue to incur losses for the foreseeable future. For the nine months ended September 30, 2004, we generated no revenues and incurred a net loss of $924,598. Cumulative losses since inception total $2,395,587. As a result of recurring losses from operations, a working capital deficit and accumulated deficit, our auditors, in their report dated April 15, 2004, have expressed substantial doubt about our ability to continue as a going concern.

History of Grant Life Sciences

Grant Life Sciences was incorporated in Idaho in 1983 as Grant Silver Inc.  In 2000, we reincorporated in Nevada. On July 30, 2004, we acquired Impact Diagnostics, Inc, a Utah corporation, through the merger of our wholly owned subsidiary into Impact Diagnostics.  We sometimes refer to that transaction as the “Merger”.  As a result of the Merger, Impact Diagnostics is a wholly owned subsidiary of Grant Life Sciences.  Impact Diagnostics was formed in 1998 and has been developing a cervical cancer test.  For several years prior to our acquisition of Impact Diagnostics, we engaged in no business.

Impact Diagnostics was formed in 1999 to license and develop certain technologies as owned by Dr. Yao Xiong Hu. Initial funding provided by the founders, and supplemented by two additional rounds of private funding, was used to fund the collection of patient samples and validation study costs of the technology. Once the technology was verified, Dr. Mark Rosenfeld drafted and applied for patents. In early 2004, Impact Diagnostics received its first patent.

Pursuant to the merger, each issued and outstanding share of common stock of Impact Diagnostic was converted into the right to receive one share of our common stock. In addition, each option to purchase one (1) share of common stock of Impact Diagnostics was converted into the right to receive an option to purchase one (1) share of our common stock. Upon completion of the merger, nominees of Impact Diagnostic were appointed to our board of directors and, our standing board of directors resigned.

For accounting purposes, the acquisition of Impact Diagnostics through the Merger is treated and presented as a recapitalization of Impact Diagnostics. The reverse merger is treated and presented as a recapitalization because we did not have any operating activity prior to the acquisition of Impact Diagnostics, ownership of Grant Life Sciences upon the reverse merger was controlled by the stockholders of Impact Diagnostics and the management of Impact Diagnostics controlled our operating activity post-merger. Therefore, in this prospectus, unless otherwise indicated, all historical financial information presented about us is historical financial information of Impact Diagnostics only, the historical audited and unaudited interim financial statements are the financial statements of Impact Diagnostics.

Our Board of Directors and a majority of our stockholders, acting by written consent, amended and restated our Articles of Incorporation.  Our Amended and Restated Articles of Incorporation, changes our name from Grant Ventures, Inc. to Grant Life Sciences, Inc., increases the number of shares of common stock that we may issue to 150,000,000 and authorizes our Board of Directors to issue up to 20,000,000 shares of preferred stock.  We filed a definitive information statement (which we sometimes refer to as the Information Statement) with the Securities and Exchange Commission that describes all the changes that resulted from the amendment and restatement of our Articles of Incorporation as well as certain other actions taken by our board and stockholders and sent the Information Statement to our stockholders.  The actions taken, including our name change, became effective on November 12, 2004.

The Offering by the Selling Stockholders

By this prospectus, the selling stockholders are offering up to 26,177,105 shares of our common stock, of which 21,371,071 are shares of common stock currently held by the selling stockholders, 2,979,704 are shares of common stock issuable upon exercise of warrants, and 1,826,330 are shares issuable upon the conversion of notes held by the selling stockholders.  The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders.

We will receive no proceeds from the sale of the shares of common stock in this offering.  However, if all of the warrants are exercised in full, we would receive $484,048 in proceeds.  Any proceeds received upon exercise of the warrants will be used for working capital, administrative expenses and product development.

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RISK FACTORS

                Investing in our securities involves a material degree of risk.  Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus and any accompanying prospectus supplement delivered with this prospectus, as well as other information we include in this prospectus and any accompanying prospectus supplement.

Risks Related to our Business

We are a development stage company and we have no meaningful operating history on which to evaluate our business or prospects.

We acquired Impact Diagnostics on July 30, 2004.  For several years prior to that acquisition, we did not engage in any business.  Impact Diagnostics was formed in 1998 and has been developing a cervical cancer screening test.  This is now our only business.  Impact Diagnostics has only a limited operating history and has generated no revenue.  The limited operating history of Impact Diagnostics makes it difficult to evaluate our business prospects and future performance.  Our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the biotechnology market.

We have not completed the development of our planned cervical cancer tests and we are not currently developing any other products.  We may not successfully develop our cervical cancer tests or any other products.

The cervical cancer tests are the only products we are developing.  We have no other products.  We may never successfully complete the development of our cervical cancer tests.  If we do not complete the development of our cervical cancer tests or develop other products, we will not be able to generate any revenues or become profitable and you may lose your entire investment in us.

We have incurred net losses to date and expect to continue to incur net losses for the foreseeable future.  We may never become profitable.

We have had substantial operating losses since our inception and have never earned a profit. We incurred net losses of $646,201 in fiscal 2002, $253,881 in fiscal 2003, $924,598 for the nine months ended September 30, 2004 and $2,395,587 from inception in 1998 through September 30, 2004. Our accumulated deficit at September 30, 2004 was $2,395,587.

Our losses have resulted principally from:

  expenses associated with our research and development programs and development or our cervical cancer tests;
  expenses associated with the Merger; and
  administrative and facilities costs.

We expect to incur significant and increasing operating losses for the next few years as we complete development of our cervical cancer tests, initiate clinical trials, seek regulatory approval, expand our research and development, advance other product candidates into development and, if we receive regulatory approval, market and sell our products.  We may never become profitable.

We will need to raise substantial additional capital to fund our operations, and if we are unable to obtain funding when needed, we may need to delay completing the development of our planned cervical cancer tests, scale back our operations or close our business.

We believe we have sufficient cash to fund our planned operations through January 2005.  Based on our current plan, we will need to raise at least $2,000,000 to fund our operations until the end of 2005.  We plan to raise additional capital through the sale of equity and/or debt securities.  We do not currently have any committed sources of financing and we may be unable to obtain financing on acceptable terms or at all.  If we are unable to raise sufficient funds, we may have to delay, scale-back or eliminate aspects of our operations or close our business.  If we sell additional equity securities, we will dilute our current stockholders’ equity interest in us.

Our auditors have qualified their opinion to our financial statements because of concerns about our ability to continue as a going concern.  These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business.  If we are unable to continue as a going concern, you could lose your entire investment in us.

We will not be able to sell our planned cervical cancer tests and generate revenues if laboratories and physicians do not accept them.

If we successfully complete development of our cervical cancer tests and obtain required regulatory approval, we plan to market and sell our tests initially to clinical testing laboratories in the United States, Western Europe and other countries in which there is widespread cervical cancer screening and a sophisticated testing infrastructure.  We plan to market and sell the rapid test to physicians, hospitals, clinics and other healthcare providers in some developing countries where cervical cancer screening is not widespread and where there is limited or non-standardized testing infrastructure.  In order to successfully commercialize our tests, we will have to convince both laboratories and healthcare providers that our proposed tests are an effective method of screening for cervical cancer, whether as an independent test, used in conjunction with Pap Tests and/or HPV Tests or as a follow-up screening method for women with equivocal Pap Tests.  Pap Tests have been the principal means of cervical cancer screening for over 50 years and, in recent years, HPV Tests have been introduced primarily as an adjunct to Pap Tests. Failure to achieve any of these goals, could have an adverse material effect on our business, financial condition or results of operation.

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Our planned cervical cancer tests rely on an approach that is different from the underlying technology of the Pap Tests and the HPV Tests and of healthcare professionals, women’s advocacy groups and other key constituencies may not view our planned tests as an accurate means of detecting cervical cancer or pre-cancerous conditions.  In addition, some parties may view using our proposed test along with the Pap Tests and/or HPV Tests for primary screening as adding unnecessary expense to the already accepted cervical cancer screening protocol, which could cause our product revenue to be negatively affected.

If third-party health insurance payors do not adequately reimburse healthcare providers or patients for our proposed cervical cancer tests, we believe it will be more difficult for us to sell our tests.

We anticipate that if government insurance plans (including Medicare and Medicaid in the United States), managed care organizations and private insurers do not adequately reimburse users for use of our tests, it will be more difficult for us to sell our tests to laboratories and healthcare providers.  Third-party payors and managed care entities that provide health insurance coverage to approximately 225 million people in the United States currently authorize almost universal reimbursement for the Pap Tests, and Pap Tests are nearly fully reimbursed in other markets where we plan to market and sell our proposed tests.  HPV Tests also are almost fully reimbursed for certain uses.  We will attempt to obtain reimbursement coverage in all markets in which we plan to sell our proposed cervical cancer tests to the same degree as the Pap Test.

Our management will be required to expend significant time, effort and expense to provide information about the effectiveness of our planned cervical cancer tests to health insurance payors who are willing to consider reimbursement for our tests.  However, reimbursement has become increasingly limited for medical diagnostic products. Health insurance payors may not reimburse laboratories, healthcare providers or patients in the United States or elsewhere for the use of our planned tests, either as a stand-alone test or as an adjunct to Pap Tests or HPV Tests, which would make it difficult for us to sell our tests, which could make our business less profitable and cause our business to fail.

We currently have no sales force or distribution arrangement in any market where we intend to market and sell our tests.

We currently have no sales or marketing organization.  When we complete the development of our cervical cancer tests and receive the required regulatory approvals, we will attempt to market and sell our tests to laboratories and directly to physicians, hospitals, clinics and other healthcare providers.  We plan to market and sell our tests to laboratories in the United States and globally through third party distributors.  We do not currently have any arrangements with any distributors and we may not be able to enter into arrangements with qualified distributors on acceptable terms or at all.  If we are unable to enter into distribution agreements with qualified distributors on acceptable terms, we may be unable to successfully commercialize our tests.

Our competitors are much larger and more experienced than we are and, even if we complete the development of our tests, we may not be able to successfully compete with them.

The diagnostic testing industry is highly competitive.  When completed, we expect that our cervical cancer tests will compete with the Pap Tests, which have been widely accepted by the medical community for many years.  Approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world.  Manufacturers of Pap Tests include Cyctc Corporation and several other companies.  Future improvements to the Pap Test could hinder our efforts to introduce our tests into the market.

Our cervical cancer tests also will compete with HPV Tests, which are becoming increasingly accepted in the medical community.  Manufacturers of HPV Tests include Digene Corporation, Ventana Medical Systems, Roche Diagnostics, Abbott Laboratories, and Bayer Corporation.  If market acceptance of HPV Tests becomes greater, it may be more difficult for us to introduce our tests into the market.

All of the companies who manufacture Pap Tests and HPV Tests are more established than we are and have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.  Even if we successfully complete the development of our tests, we may not be able to compete effectively with these much larger companies and their more established products.

We will need to obtain regulatory approval before we can market and sell our planned tests in the United States and in many other countries.

In the United States, our planned cervical cancer tests will be subject to regulation by the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act.  Governmental agencies in other countries also regulate medical devices.  These domestic and foreign regulations govern the majority of the commercial activities we plan to perform, including the purposes for which our proposed tests can be used, the development, testing, labeling, storage and use of our proposed tests with other products and the manufacturing, advertising, promotion, sales and distribution of our proposed test for the approved purposes.  Compliance with these regulations could prove expensive and time-consuming.

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Products that are used to diagnose diseases in people are considered medical devices, which are regulated in the United States by the FDA.  To obtain FDA authorization for a new medical device, a company may have to submit data relating to safety and efficiency based upon extensive testing.  This testing, and the preparation and processing of necessary applications, are expensive and may take up to a few years to complete.  Whether a medical device requires FDA authorization and the data that must be submitted to the FDA varies depending on the nature of the medical device.

Medical devices fall into one of three classes (Class I, II, or III), in accordance with the FDA’s determination of controls necessary to ensure the safety and effectiveness of the device or diagnostic. As with most diagnostic products, we anticipate that our planned cervical cancer tests will be classified by the FDA either as a Class II device. By definition, this means that there could be a potential for harm to the consumer if the device is not designed properly and/or otherwise does not meet strict standards. To market and sell a class II medical device, a company must first submit a 510(k) premarket notification, also known as a 510(k). The 510(k) application is intended to demonstrate substantial equivalency to a Class II device already on the market. The FDA will still require that clinical studies of device safety and effectiveness be completed.

In the United States, prior to approval by the FDA, under certain conditions, companies can sell investigational or research kits to laboratories under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Under CLIA, companies can sell diagnostic assays or tests to "high complexity" laboratories for validation as an "analyte specific reagent". An analyte specific reagent is the active ingredient of an "in-house" diagnostic test.

In addition to any government requirements as to authorizing the marketing and sales of medical devices, there are other FDA requirements. The manufacturer must be registered with the FDA. The FDA will inspect what is being done on a routine basis to ascertain compliance with those regulations prescribing standards for medical device quality and consistency. Such standards refer to but are not limited to manufacturing, testing, distribution, storage, design control and service activities. The FDA also prohibits promoting a device for unauthorized uses and routinely reviews labeling accuracy. If the FDA finds failures in compliance, it can institute a range of enforcement actions, from a public warning letter to more severe sanctions like withdrawal of approval; denial of requests for future approval; fines, injunctions and civil penalties; recall or seizure of the product; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

The FDA's medical device reporting regulation also will require the reporting of information on deaths or serious injuries associated with the use of our tests, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur.

Regardless of FDA approval status, certification of our tests will be needed from regulatory authorities in other countries prior to marketing and selling there. Amounts of time needed to achieve foreign approval varies, and there is no assurance that acceptance in one place means approval elsewhere. After all, approval by the regulatory authority of one nation cannot by itself determine acceptance by another country's regulatory body. Additionally, implementation of more stringent requirements or the adoption of new requirements or policies could adversely affect our ability to sell our proposed tests in other countries in the world. We may be required to incur significant costs to comply with these laws and regulations.

In addition to the rules and regulations of the FDA and similar foreign agencies, we may also have to comply with other federal, state, provincial and local laws, rules and regulations. Out tests could be subject to rules pertaining to the disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we could be fined, may not be allowed to operate certain portions of our business, or otherwise suffer consequences that could materially harm our business.

If we are unable to successfully protect our intellectual property or our licensor is unsuccessful in defending the patents on our licensed technology against infringement, our ability to develop, market and sell our tests and any other product we may develop in the future will be harmed.

Our success will partly depend on our ability to obtain patents and licenses from third parties and protect our trade secrets.

We have an exclusive license from Dr. Yao Xiong Hu for certain processes that we currently include in our cervical cancer tests.  Some of Dr. Hu’s technology is covered by a United States patent that has been issued, and some of the technology is covered by a United States patent application that has been filed and is pending.  The agreement with Dr. Hu also covers technology included in foreign applications presently pending as PCT applications in China and India. In the event a competitor uses our licensed technology, our licensor may be unable to successfully assert patent infringement claims. In that event, we may encounter direct competition using the same technology on which our products are based and we may be unable to compete. If we cannot compete with competitive products, our business will fail. In addition, if any third party claims that our licensed products are infringing their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. We also may be subject to significant damages or injunctions preventing us from selling or using some aspect of our products in the event of a successful patent or other intellectual property infringement claim. In addition, from time to time, we may be required to obtain licenses from third parties for some of the technology or components used or included in our tests.  If we are unable to obtain a required license on acceptable terms or at all, our ability to develop or sell our tests may be impaired and our revenue will be negatively affected.

We plan to file patent applications for any additional technology that we create in the future.  We cannot assure you that our patent applications will result in patents being issued in the United States or foreign countries.  In addition, the U.S. Patent and Trademark Office may reverse its decision or delay the issuance of any patents that may be allowed.  We also cannot assure you that any technologies or tests that we may develop in the future will be patentable.  In addition, competitors may develop products similar to ours that do not conflict with patents we may receive.  If our patents are issued, others may challenge these patents and, as a result, our patents could be narrowed or invalidated, which could have a direct adverse effect on our earnings and profitability.

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Our confidentiality agreements may not adequately protect our proprietary information, the disclosure of which could decrease our competitive edge.

Our technology and tests may be dependent on unpatented trade secrets.  However, trade secrets are difficult to protect.  In an effort to protect our trade secrets, we generally require our employees, consultants and advisors to sign confidentiality agreements.  In addition, our employees are parties to agreements that require them to assign to us all inventions and other technology that they create while employed by us.  However, we cannot guarantee that these agreements will provide us with adequate protection if confidential information is used or disclosed improperly.  In addition, in some situations, these agreements may conflict with, or be limited by, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships.  Further, others may independently develop similar proprietary information and techniques, or otherwise gain access to our trade secrets. Any of these adverse consequences could negatively impact our results of operations.

Our products may infringe on the intellectual property rights of others and may result in costly and time-consuming litigation.

Our success will depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action in order to protect our proprietary rights.  Although we attempt to avoid infringing upon known proprietary rights of third parties, and are not aware of any current or threatened claims of infringement, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Any of these results could lead to liability, substantial costs and reduced growth prospects.

If we are able to market and sell our cervical cancer tests, we may be subject to product liability claims or face product recalls for which our insurance may be inadequate.

If we complete development of our cervical cancer tests and begin to sell them we will be exposed to the risk of product liability claims and product recalls.  We currently do not market any products and therefore have obtained only general liability insurance coverage.  Any failure to obtain product liability insurance in the future that is not continually available to us on acceptable terms, or at all, and that is sufficient to protect us against product liability claims or recalls, could cause our business to fail.

If we are unable to manage our anticipated future growth, we may not be able to implement our business plan.

We currently have seven employees and retain consultants on a part-time basis.  In order to complete development of our tests, obtain FDA and other regulatory approval, seek insurance reimbursement, begin to market and sell our tests, begin the production of our tests and continue and expand our research and development programs, we will need to hire significant additional qualified personnel and expand or implement our operating, administrative, information and other systems.  We cannot guarantee that we will be able to do so or that, if we do so, we will be able to effectively integrate them into our existing staff and systems.  We will also have to compete with other biotechnology companies to recruit, hire and train qualified personnel.  If we are unable to manage our growth, we may not be able to implement our business plan.

Risks Related to our Common Stock

There is only a limited market for our common stock and the price of our common stock may be affected by factors that are unrelated to the performance of our business.

Our common stock has not actively traded during the past few years.  If any of the risks described in these Risk Factors or other unseen risks are realized, the market price of our common stock could be materially adversely affected.  Additionally, market prices for securities of biotechnology and diagnostic companies have historically been very volatile.  The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that are unrelated to the operating performance of any one company.  In particular, and in addition to the other risks described elsewhere in these Risk Factors, the following factors can adversely affect the market price of our common stock:

  announcements of technological innovation or improved or new diagnostic products by others;
  general market conditions;
  changes in government regulation or patent decisions;
  changes in insurance reimbursement practices or policies for diagnostic products.

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Our common shares have traded on the Over the Counter Bulletin Board at prices below $5.00 for several years.  As a result, our shares are characterized as “penny stocks” which could adversely affect the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has:

  net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for three years;
  net tangible assets in excess of $5,000,000, if such issuer has been in continuous operation for less than three years; or
  average revenue of at least $6,000,000, for the last three years.
Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock.  We currently do not qualify for an exception, and, therefore, our common stock is considered to be penny stock and is subject to these requirements.  The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common shares to sell in the secondary market.  In addition, certain institutions and investors will not invest in penny stocks.

Nevada law provides certain anti-takeover provisions for Nevada companies that may prevent or frustrate any attempt to replace or remove our current management by the stockholders or discourage bids for our common stock. These provisions may also affect the market price of our common stock.  We have chosen not to opt out of these provisions.

We are subject to provisions of Nevada corporate law that limit the voting rights of a person who, individually or in association with others, acquires or offers to acquire at least 20% of our outstanding voting power unless a majority of our disinterested stockholders elects to grant voting rights to such person.  We are also subject to provisions of Nevada corporate law that prohibit us from engaging in any business combination with an interested stockholder, which is a person who, directly or indirectly, is the beneficial owner of 10% or more of our common stock, for a period of three years following the date that such person becomes an interested stockholder, unless the business combination is approved by our board of directors in a prescribed manner.  These provisions of Nevada law may make business combinations more time consuming or expensive and have the impact of requiring our board of directors to agree with a proposal before it is accepted and presented to stockholders for consideration. Although we have the ability to opt out of these provisions, we have not chosen not to do so.  These anti-takeover provisions might discourage bids for our common stock.

Our board of directors has the authority, without further action by the stockholders, to issue, from time to time, up to 20,000,000 shares of preferred stock in one or more classes or series and to fix the rights and preferences of such preferred stock. The board of directors could use this authority to issue preferred stock to discourage an unwanted bidder from making a proposal to acquire us.

Future sales of a significant number of shares of our common stock by existing stockholders may lower the price of our common stock, which could result in losses to our stockholders.

As of December 31, 2004, we had outstanding 56,243,791 voting shares.  Some of our outstanding voting shares are eligible for sale under Rule 144, are otherwise freely tradable or will become freely tradable under Rule 144. Sales of substantial amounts of shares of our common stock into the public market could lower the market price of our common shares.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of our common shares then outstanding (which equals approximately 562,438 shares of common stock) or (ii) the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.  Sales under Rule 144 are public information about us.  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “may,” “predict,” and other similar expressions.  These forward looking statements cover, among other items:

  our future capital needs;

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  our expectations about our ability to complete development of our cervical cancer tests;
  our expectations about the FDA and other regulatory approval process that will be required for our cervical cancer tests;
  our expectations about reimbursement of our products by health insurance payors;
  our expectations about the future performance of the cervical cancer tests that we are developing;
  our expectations about acceptance in the market of the cervical cancer tests we are developing;
  our expectations about the ability of our planned cervical cancer tests to compete in the market;
  our marketing and sales plans;
  our expectations about our financial performance;
  our intention to develop additional screening tests using our technology;
We have based these forward-looking statements largely on our current expectations.  However, forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially from those anticipated as a result of the factors described under “Risk Factors” including, among others:

  problems that we may face in successfully completing our planned cervical cancer tests;
  our inability to raise additional capital when needed;
  uncertainty of acceptance of our cervical cancer tests in the market;
  reluctance or unwillingness of laboratories and physicians to accept our tests;
  refusal of insurance companies and other third-party payors to reimburse patients, clinicians and laboratories for our tests;
  problems that we may face in marketing and selling our tests;
  the possibility that we may not be able to compete with established companies;
  delays in obtaining, or our inability to obtain, approval by the FDA for our proposed tests;
  delays in obtaining, or our inability to obtain, approval by certain foreign regulatory authorities for our proposed tests;
  problems in acquiring and protecting intellectual property important to our business through patents, licenses and other agreements;
  our ability to successfully defend claims that our tests may infringe the intellectual property rights of others;
  problems that we may face in obtaining product liability insurance or defending product liability claims;
  problems that we may face in manufacturing and distributing our proposed tests;
  the risks we face in potential international markets; and
  the limited market for our common stock and the adverse affect on liquidity that we may face because our common stock is considered a “penny stock”.
We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference, whether as a result of new information, future events or otherwise.  Because of these risks and uncertainties, the forward-looking statements and circumstances discussed in this prospectus might not transpire.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders.  Certain of the selling stockholders will receive 2,979,704 shares of our common stock upon conversion of our outstanding warrants that they own.  We will receive no proceeds from the sale of shares of common stock in this offering. However, if all of the warrants owned by the selling stockholders are exercised in full, we would receive $484,048 in proceeds.  Any proceeds received upon exercise of the warrants will be used for working capital purposes, administrative expenses and product development.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

  discuss our future expectations;
  contain projections of our future results of operations or of our financial condition; and
  state other "forward-looking" information.
We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

On July 30, 2004, we acquired Impact Diagnostics through the merger of our wholly owned subsidiary, Impact Acquisition Corporation, into Impact Diagnostics. As a result of the Merger, each issued and outstanding share of common stock of Impact Diagnostics was converted into the right to receive one share of our common stock, and Impact Diagnostics became a wholly owned subsidiary of Grant Life Sciences. We now own, indirectly though Impact Diagnostics, all of the assets of Impact Diagnostics.

For accounting purposes, the acquisition of Impact Diagnostics is treated and presented as a recapitalization of Impact Diagnostics. The reverse merger is presented as a recapitalization because we did not have any operating activity prior to the acquisition of Impact Diagnostics, ownership of Grant Life Sciences upon the reverse merger was controlled by the stockholders of Impact Diagnostics and the management of Impact Diagnostics controlled our operating activity post-merger. Therefore, in this prospectus, unless otherwise indicated, all historical financial information presented about us is historical financial information of Impact Diagnostics only, the historical audited and unaudited interim financial statements are the financial statements of Impact Diagnostics.

We are considered a development stage company. In 2002 and 2003, we had no revenues and incurred net losses of $646,201 and $253,881, respectively.  For the nine months ended September 30, 2003 and 2004, we had no revenues and incurred net losses of $174,291 and $924,598, respectively. For the three months ended September 30, 2003 and 2004, we incurred net losses of $65,874 and $460,351. Since inception in July 1998, we have incurred cumulative losses of $2,395.587.

Increased spending in the third quarter of 2004, compared to the prior year, was due to an increase in merger related expenses, an increase in consulting expense, staff expense, and other business development costs. Legal and professional expense in the 3rd quarter of 2004 was $276,530 compared to $192 in the third quarter of 2003, accounting for most of the increase. Most of the legal expenses are due to the merger and are one time costs. Salaries and wages were $171,800 in the third quarter compared to 18,200 in the third quarter of 2003 due to the addition of employees and higher salaries for existing employees. Consulting expense was $60,000 in the third quarter compared to $4,000 in the third quarter of 2003 due to the addition of business development consultants. Interest expense in the third quarter of $211,512 included a one-time charge to interest of $200,000 due to a beneficial interest feature of a converted note at the time of the merger.

Research and Development expense in 2002 and 2003 was $278,932 and $51,107, respectively. R&D spending in 2003 was low relative to 2002, due to a lack of available funds. For the nine months ended September 30, 2004, R&D spending was $265,752. Forty-two (42) percent of the 2004 YTD September spending occurred in the third quarter of 2004. R&D in the third quarter of 2003 was $17,650. All R&D spending has been related to the development and further refinement of our cervical cancer screening test. Between 5% and 25% of R&D expense each year is attributable to R&D expense in China. The R&D cost and the timeline to complete the development of the test is uncertain.

In connection with the Merger, between July 30, 2004 and August 19, 2004, we sold 1,912,125 units in a private placement, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to us of $1,754,375, or $1,494,937 net after deduction of offering costs.  Net proceeds after legal, accounting, printing and other fees is approximately $1,437,000. Each unit was comprised of five (5) shares (or 9,560,625 shares) of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share.

Liquidity and Capital Resources

We believe that we currently have sufficient capital to satisfy our cash requirements through January 2005.  As of September 30, 2004 we had total current assets of $1,034,159 and total current liabilities of $482,098. These current liabilities include notes payable of $122,500 which are likely to convert to shares of common stock in January 2005 and February 2005, as the notes mature.

We plan to raise additional capital in the next three months through the sale of equity and/or debt securities to support our development plan in the medical diagnostics industry.  However, we currently do not have any committed sources of financing.  We may not be able to raise additional financing on acceptable terms when we need to, or we may be unable to raise additional financing as all.

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Plan of Operation

During the next 12 months, we plan to complete the development of our cervical cancer screening tests.  We intend to continue to validate the effectiveness of the processes that we currently use in the tests we are developing through trials which will be conducted for us by a reference laboratory.  We plan to meet with regulatory agencies in the United States and in other countries to determine the clinical trials and studies we will have to undertake and the data and other information we will be required to submit to them to support our future applications for authority to market and sell our planned cervical cancer tests in those countries.  We also plan to begin studies and clinical trials in the United States and other countries that will be required in connection with our regulatory applications.

In connection with the acquisition of Impact Diagnostics, Stan Yakatan was appointed as our Chief Executive Officer and President, John Wilson was appointed as our Chief Financial Officer and Michael Ahlin and Dr. Mark Rosenfeld were appointed as our Vice Presidents.  All of these individuals held these positions with Impact Diagnostics prior to the Merger.  Dr. Mark Rosenfeld resigned on Oct 11, 2004. In addition to these officers, we currently have four employees and have engaged a number of part-time scientific consultants.  During the next 12 months, we anticipate that we will add employees, including scientists and other professionals in the research and development, product development, business development, regulatory, manufacturing, marketing and clinical studies areas.

We plan to invest any excess cash we have in investment grade interest bearing securities. We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.  We do not intend to undertake investments in real estate as a part of our normal operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of the end of 2002, 2003 or as of the date of this report.

MARKET FOR COMMON STOCK

                Our common stock is quoted on the OTC Bulletin Board under the symbol “GLIF.OB.”  The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock from January 1, 2002 through December 31, 2004, as reported by the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation.

Period	High	Low
First Quarter 2003	$0.04	$0.04
Second Quarter 2003	$0.04	$0.04
Third Quarter 2003	$0.04	$0.04
Fourth Quarter 2003	$0.04	$0.04
First Quarter 2004	$0.04	$0.04
Second Quarter 2004	$0.04	$0.04
Third Quarter 2004	$0.80	$0.04
Fourth Quarter 2004	$1.40	$0.64

                On January 21, 2005, the last reported bid price of our common stock as reported on the OTC Bulletin Board was $0.55 per share.  As of January 21, 2005, we had approximately 139 shareholders of record.  Certain of the shares of common stock are held in “street” name and may be held by numerous beneficial owners.

DESCRIPTION OF BUSINESS

Overview of Our Business

We are developing protein-based screening tests to screen woman for cervical cancer and pre-cancerous conditions that become cervical cancer.  Our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of the patient’s blood.  In one version of our test, the blood sample is analyzed in a clinical setting using standard laboratory equipment and analytic software, which generally can produce completed results in about 2 hours.  Our rapid test provides easy-to-read results in approximately 15 minutes and is designed to be administered by a health professional in a doctor’s office, hospital, and clinic or even at home.,

Our planned cervical cancer test uses proprietary technology to detect the presence of specific antibodies associated with cervical pre-cancers and cancer.  We believe that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

Cervical Cancer

Invasive cervical cancer affects over 500,000 women worldwide annually, and approximately 300,000 women die each year from this disease.  Cervical cancer is the second highest cause of cancer death among women.  In the United States, Western Europe and other countries where there is widespread screening and a well developed testing or diagnostic infrastructure, invasive cervical cancer is less prevalent.  In China, India and many other countries, there is a much higher incidence of invasive cervical cancer because of the lack of testing and limited or diagnostic testing infrastructure.

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                Pap Tests have been the most prevalent cervical cancer screening method for more than 50 years.  In recent years, gene- or DNA-based HPV tests have been introduced as an adjunct to the Pap Test.  Today, approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world, mainly in Canada, Western Europe and Japan.  Outside the United States, approximately 1.7 billion women do not undergo regular cervical cancer testing.  In many cases, this scarcity of testing is the result of a lack of economic resources, as well as social, cultural and/or religious factors which may contribute to women not undergoing cervical cancer screening.  Under these circumstances, in some nations, the mortality rate of cervical cancer approaches 100%.

               Virtually all-cervical cancer is caused by humanpapilloma virus or HPV.  However, of the more than 100 specific types of HPV, the scientific community believes only 7 to 15 are positively correlated with most cervical cancers. There are two types of cervical cancer.  Squamous cell carcinoma, a cancer of the flat, scale-like cells that coat the cervix, is the most prevalent type. Adenocarcinoma is a more virulent cancer that stems from cervical cells with glandular or secretory properties that is increasing in incidence and often is undetectable by Pap Tests (Canadian Medical Association Journal, 164:1151). Missing adenocarcinomas is largely due to problems in collecting the correct cervical cells (Australia and New Zealand Journal of Obstetrics and Gynaecology, 29:44).

Traditional Testing for Cervical Cancer

Pap Tests

The most common means of screening for cervical cancer is the Pap Test, which has been used as the primary screen for over 50 years.  The Pap Test is performed by swabbing the cervical surface to collect cells that are then placed on a microscopic slide for examination.  A specially- trained licensed cytotechnologist, usually in a hospital or pathology laboratory, observes the cells using a microscope and other specialized equipment to determine whether abnormal cells are present.  When a cytotechnologist identifies a potential abnormality, a cytopathologist verifies the interpretation.  A second generation Pap Test, known as a “Liquid Pap Test”, involves as special procedure that puts cells onto a microscopic slide in a manner that is intended to allow for more clear-cut scrutiny by the cytotechnologist.

Women whose Pap test results are normal do not undergo further inspection, but instead characteristically return for routine Pap screening on an annual basis.  However, women with abnormal Pap test results may be subjected to follow-up Pap tests, colposcopy (a visual examination of the cervix with the aid of a distinctive microscope) and biopsy to clearly identify cancerous conditions.  Advanced lesions may then be removed with a cauterizing device or scalpel, and in some cases women undergo hysterectomy, or removal of the entire cervix.  If a patient’s Pap Test cannot specifically be classified as normal or abnormal, the result is classified as “equivocal”, or Atypical Squamous Cells of Undetermined Significance (ASC-US).  This occurs in approximately 5-7% of cases in the United States (Modern Pathology, 12:335).  Patients with equivocal Pap Test results typically will undergo multiple repeat Pap Tests.  Many of these patients will also undergo a colposcopy and a biopsy.  However, 80% of women with ASC-US who undergo an expensive colposcopy do not have cervical disease or develop cervical cancer (Journal of Medical Screening, 3:29).

While Pap Tests have been an important screening tool for many years and have helped reduce deaths caused by cervical cancer, they still have some significant shortcomings, including:
  limited predictive value — in the United States, each year several million colposcopies are performed on patients with abnormal Pap Test results, but only 20% of the colposcopies reveal cervical cancer or pre-cancerous lesions (Journal of the American Medical Association, 287:2382).
  false negative results — in the United States , Pap Tests fail to diagnose cervical cancer or pre-cancerous conditions that often lead to cervical cancer in approximately 30% to 60% (depending on whether a Liquid Pap Test or a regular Pap Test is used) of the cases where cervical cancer or pre-cancerous conditions are present (Archives of Pathology & Laboratory Medicine, 122:139).
  false positive results — Distinguishing between cervical cancer or pre-cancerous states and benign conditions mimicking them can be difficult via Pap Tests. (Diagnostic Cytopathology, 28:23).
  inability to detect adenocarcinomas — Pap Tests are unable to detect the presence of the more virulent adenocarcinoma (Clinical Laboratory Medicine, 20:140).
  invasive procedure — Pap Tests require healthcare professional to extract cells from the cervix by inserting a colleting device into the cervix.  In some non-Western countries, women may be inhibited from undergoing this procedure for social, cultural or religious reasons.
  high costs — highly trained physicians and other specialists are required to collect, examine and interpret the Pap Test specimen, which contributes to a higher cost structure for the Pap Test. Following a positive test result, colposcopies and biopsies are required, raising the overall potential cost of screening.

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Some of these deficiencies may be due primarily to visual limitations associated with microscopic examination, the inadequate or inappropriate sampling of cells or other technical problems and to the subjective nature of cytology interpretation.

HPV Tests

In the past few years, HPV testing has been introduced as another element of the cervical cancer screening process.  The HPV Test is a gene-based test that detects the presence or absence of certain cancer-causing HPV.  Like the Pap Test, it is performed by swabbing the cervix to extract cells.  The specimen is then analyzed using expensive specialized equipment and software programs in a laboratory.

In the United States, women with ASC-US results from an initial Pap Test often undergo an HPV Test to determine if HPV is present.  That test can be performed using the same sample taken for a Liquid Pap Test or a stand-alone one.  HPV testing has also been introduced in conjunction with Pap Tests as an optional screening protocol for women 30 years of age and older, even in the absence of ASC-US or worse results.

While HPV Tests are helpful in detecting the presence of HPV, which is a precursor for virtually all cervical cancer, they too suffer from some significant shortcomings:

  limited predictive value — HPV tests actually detect virus infection and not cervical cancer and/or associated pre-cancerous lesions.  Although HPV is an obligate cause of cervical cancer, only 2% of patients testing positive for HPV will eventually progress to the disease (Journal of Clinical Microbiology, 42:2470).
  invasive procedure — Like Pap smear cytology, the HPV test requires that the attending healthcare professional get cells by inserting a collection device into the cervix. As earlier stated, women in certain non-Western cultures may be prohibited from undergoing such a procedure for social, cultural or religious reasons high cost and complex — The HPV test specimen must be processed by special and dedicated, expensive laboratory equipment and interpretational computer software by highly trained technicians, thus the higher costs associated with HPV tests (American Journal of Obstetrics and Gynecology, 177:930). Following a positive test result, colposcopy and biopsies are required, thus further elevating diagnostic costs.
Our Planned Cervical Cancer Test

                We are developing cervical cancer tests that will detect the presence or absence of specific antibodies that are produced only if cancer-causing HPV is present in the body, and consequent oncogenic, or cancer-promoting, changes have occurred.  Cancer-causing HPV have unique proteins that trigger the disease.  Upon disease onset, the body makes large numbers of antibodies to these unique proteins.  By detecting specific antibodies to cancer-causing HPVs, we believe that our tests will be able to more reliably determine whether a patient has cervical cancer or pre-cancerous lesions than can Pap smear cytology or HPV testing.

               Our tests involve the analysis of a small amount of blood taken from the patient. The collection of small volumes of blood is accepted virtually everywhere as being of “minimal risk”.  Importantly, it is not necessary to probe the cervix to get results.  Given the previously discussed socio-religious hesitance or prohibitions as to getting cells from the cervix, our tests logically have inherently broad acceptability and/or desirability. Our tests involve a few readily done steps:

  The sample is placed into a receptacle coated with proprietary detection proteins of a specific nature.  Only certain antibodies to cancer-causing HPVs can adhere to these proteins.
  The container is then rinsed, thus removing everything but antibodies that have adhered to the proteins.
  A special solution is added to the container.  This solution includes “detector” antibodies that attach to those specific antibodies to cancer-causing HPVs adhered to the special detector proteins. The solution changes color with attachment of the “detector” antibodies, an indicator of a positive result (i.e., cervical cancer or a pre-cancerous condition present).
We are developing two tests.  One, known as the Enzyme Linked Immunosorbent Assay Test (ELISA), is designed to be run in a laboratory.  The blood specimen is sent to the laboratory, where a laboratory technician runs the test using standard, readily available laboratory equipment.  No unique analytic or diagnostic software is required, while such software is essential for HPV testing.  While test results typically are available in about two hours, we anticipate that the typical turnaround time from the laboratory to the doctor will be approximately one day.  We believe that a doctor will be able to order this test as one of a battery of tests that is run on a patient’s blood sample after a typical office visit.

Our second generation rapid test is designed to be a point-of-care test that will be able to be administered in the hospital, physician’s office, clinic or even at home or in outdoor settings.  The test kit will contain the required container and reagents, with a color change will indicate the presence of cancer-causing proteins.  We anticipate results will be available in 10 to 15 minutes.

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We have not yet completed the development of our cervical cancer tests.  We are continuing to refine the existing proteins and processes currently used in our tests and are testing other proteins and processes, which may be included in our tests in the future.

We believe that, when completed, our tests will be a more accurate and efficient way to diagnose cervical cancer for the following reasons:

  greater accuracy — Our cervical cancer tests will detect specific antibodies present only if cancer-causing HPV is present and cancer-related cellular changes have occurred.  As a result, we believe our tests will be able to more accurately diagnose cancer or pre-cancerous conditions than do Pap and HPV tests, thus making for fewer false positive or false negative results.
  ability to detect adenocarcinomas - Our antibody detection approach is well suited for finding adenocarcinomas as well as squamous cell carcinomas since cell samples are not required.
  non-invasive — Our tests require a small amount of blood, which may be quickly and safely taken via a finger prick or from a vein in the arm.  We believe that in countries where women are reluctant to allow a healthcare professional to sample their cervix there will be greater willingness to allow blood sampling to ascertain cervical disease.
  reduced costs — We believe that because our tests will be run by laboratory technicians using standard, readily available equipment or by a healthcare professional using a point-of-care test, overall costs for our screening tests will be less than experienced with Pap or HPV tests.  In addition, by providing more accurate results, we believe that our tests may reduce the number of repeated cervical cancer tests of any sort along with expensive colposcopies, biopsies and related medical procedures.
Initial Validation Studies

We have conducted initial studies to validate our planned cervical cancer tests.

In the United States, the Institutional Review Board (IRB) governs collection and use of patient specimens for research and testing purposes. The IRB Committee at Intermountain Health Care, the largest hospital facility in the intermountain western United States, and at St. Mark’s Hospital in Salt Lake City, Utah, approved the evaluation of our technology for screening blood serum from patients, some of whom had negative Pap Tests and some of whom had previously been diagnosed with cervical cancer or intraepithelial lesions, the immediate precursor to cervical cancer. These initial non-blind studies were performed in May 2003 by Ameripath, Inc. on a total of 65 American patient samples from these IRB approved sources. Our tests detected cervical cancer or pre-cancerous conditions 94% of the time such conditions existed, and were able to rule out cervical cancer or pre-cancerous conditions 82% of the time the patient did not have these conditions.

Similar testing was done in April 2003, under a Chinese IRB equivalent, at the China Cancer Institute, China Academy of Medical Sciences on 70 samples, of which over half were from cervical cancer patients. Our tests detected cervical cancer or pre-cancerous conditions 97% of the time such conditions existed and were able to rule out cervical cancer or pre-cancerous conditions 85% of the time the patient did not have these conditions.

The initial studies conduced by Ameripath and in China used a “cut off” value or measurement standard to differentiate benign from cancerous or pre-cancerous conditions that is higher than would typically be used in a commercially available test. We currently are refining our technology in order to enable our tests to achieve similar results using a measurement standard appropriate for a commercial cervical cancer diagnostic test.

We plan to conduct validation studies on a refined version of our cervical cancer test in the next few months. Allogen Laboratories, a wholly owned subsidiary of the Cleveland Clinic Foundation, has agreed to conduct these studies for us. Although it is possible that these later studies may not support the results of the initial validation studies, preliminary indications have been positive. Allogen Laboratories will also assist us in developing a proposed protocol of clinical trials and other studies that will be used to support the submissions we intend to make to the FDA and other foreign regulatory authorities.

Regulatory Approval

In the United States, our planned cervical cancer tests will be subject to regulation by the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act.  Governmental agencies in other countries also regulate medical devices.  These domestic and foreign regulations govern the majority of the commercial activities we plan to perform, including the purposes for which our proposed tests can be used, the development, testing, labeling, storage and use of our proposed tests with other products and the manufacturing, advertising, promotion, sales and distribution of our proposed test for the approved purposes.  Compliance with these regulations could prove expensive and time-consuming.

Products that are used to diagnose diseases in people are considered medical devices, which are regulated in the United States by the FDA.  To obtain FDA authorization for a new medical device, a company may have to submit data relating to safety and efficiency based upon extensive testing.  This testing, and the preparation and processing of necessary applications, are expensive and may take up to a few years to complete.  Whether a medical device requires FDA authorization and the data that must be submitted to the FDA varies depending on the nature of the medical device.

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Medical devices fall into one of three classes (Class I, II, or III), in accordance with the FDA’s determination of controls necessary to ensure the safety and effectiveness of the device or diagnostic. As with most diagnostic products, we anticipate that our planned cervical cancer tests will be classified by the FDA either as a Class II device. By definition, his means that there could be a potential for harm to the consumer if the device is not designed properly and/or otherwise does not meet strict standards. To market and sell a class II medical device, a company must first submit a 510(k) premarket notification, also known as a 510(k). The 510(k) application is intended to demonstrate substantial equivalency to a Class II device already on the market. The FDA will still require that clinical studies of device safety and effectiveness be completed.

In the United States, prior to approval by the FDA, under certain conditions, companies can sell investigational or research kits to laboratories under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Under CLIA, companies can sell diagnostic assays or tests to "high complexity" laboratories for validation as an "analyte specific reagent". An analyte specific reagent is the active ingredient of an "in-house" diagnostic test.

We intend to sell the ELISA version of our cervical cancer test to high complexity laboratories for validation as an analyte specific reagent or for use by such laboratories in their own homebrew diagnostic assays. Such sales would not require FDA approval, but we are aware that the FDA might deny approval under CLIA for sales of our product as an analyte specific reagent.

We have not yet submitted an application for approval to the FDA or regulatory agencies in any other countries of the cervical cancer tests we are developing.  It is highly likely that we will have to conduct clinical trials and other studies to generate data that the FDA and other regulatory authorities will require in support of our application.  We have not yet designed or initiated any of these trials.  We anticipate it will take a minimum oft one to two years to complete the review and approval process.

In addition to any government requirements as to authorizing the marketing and sales of medical devices, there are other FDA requirements. The manufacturer must be registered with the FDA. The FDA will inspect what is being done on a routine basis to ascertain compliance with those regulations prescribing standards for medical device quality and consistency. Such standards refer to but are not limited to manufacturing, testing, distribution, storage, design control and service activities. The FDA also prohibits promoting a device for unauthorized uses and routinely reviews labeling accuracy. If the FDA finds failures in compliance, it can institute a range of enforcement actions, from a public warning letter to more severe sanctions like withdrawal of approval; denial of requests for future approval; fines, injunctions and civil penalties; recall or seizure of the product; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

The FDA's medical device reporting regulation also will require the reporting of information on deaths or serious injuries associated with the use of our tests, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur.

Regardless of FDA approval status, certification of our tests will be needed from regulatory authorities in other countries prior to marketing and selling there. Amounts of time needed to achieve foreign approval varies, and there is no assurance that acceptance in one place means approval elsewhere. After all, approval by the regulatory authority of one nation cannot by itself determine acceptance by another country's regulatory body. Additionally, implementation of more stringent requirements or the adoption of new requirements or policies could adversely affect our ability to sell our proposed tests in other countries in the world. We may be required to incur significant costs to comply with these laws and regulations.

In addition to the rules and regulations of the FDA and similar foreign agencies, we may also have to comply with other federal, state, provincial and local laws, rules and regulations. Out tests could be subject to rules pertaining to the disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we could be fined, may not be allowed to operate certain portions of our business, or otherwise suffer consequences that could materially harm our business.

Competition

We are not aware of other companies that are developing a protein-based screening test that detects antibodies to cervical cancer.  However, when completed, we expect that our cervical cancer tests will compete with the Pap Tests, which have been widely accepted by the medical community for over 50 years.  Approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world.  Manufacturers of Pap Tests include Cyctc Corporation, TriPath Imaging, Inc. and several other companies.

Our cervical cancer test also will compete with HPV Tests, which are becoming increasingly accepted in the medical community.  Manufacturers of HPV Tests include Digene Corporation, Ventana Medical Systems, Roche Diagnostics, Abbott Laboratories, and Bayer Corporation.

All of the companies who make Pap Tests and HPV Tests have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.

For our proposed tests to become accepted in the medical community, we will need to convince those who use established tests that our proposed tests are more reliable for the screening of cervical cancer, either as stand-alone tests or in conjunction with the Pap Test and/or HPV Tests.

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     In addition, we will need to obtain reimbursement coverage for our proposed cervical cancer tests.  In the United States, the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes necessary for reimbursement.  Third-party payors and managed care entities that provide health insurance coverage to approximately 225 million people in the United States currently authorize almost universal reimbursement for the Pap Test, and the Pap Test is nearly fully reimbursed in other markets where we will sell our proposed tests. The HPV Test now has full reimbursement as well for certain uses. We will attempt to obtain reimbursement for our planned cervical cancer tests to the same degree as the Pap Test, but it is possible that we will be unable to obtain third-party reimbursement for these tests.

Sales and Marketing

                When we have completed the development of our cervical cancer tests and received any required regulatory approval, we plan to market and sell our ELISA test to laboratories in the United States, Canada, Western Europe, Japan and other countries with established cervical cancer screening programs for use as a screening test.  Initially, we do not plan to sell our test in these countries directly to primary healthcare providers.

                In developing nations and other markets where cervical cancer screening is not widespread and where there are few laboratories or other testing facilities, we plan to market and sell our rapid test to primary healthcare providers as a stand alone point-of-care test.  In some of these countries, we plan to sell our proposed test directly to the governments or to other national healthcare distributors who distribute tests to national healthcare providers.

                We do not currently have a marketing or sales force or a distribution arrangement in place.  We will need to expend resources to develop our own marketing and sales force or enter into third party distribution arrangements.

Intellectual Property

                We rely on patents, licenses from third parties, trade secrets, trademarks, copyright registrations and non-disclosure agreements to establish and protect our proprietary rights in our technologies and products.

                We entered into an exclusive license with Dr. Yao Xiong Hu on July 20, 2004 for certain processes that we currently include in our cervical cancer tests.  Some of the technology owned by Dr. Hu is covered by a United States patent that has been issued, and some of the technology is covered by a United States patent application that has been filed and is pending. The agreement with Dr. Hu also covers technology included in foreign applications presently pending as PCT applications in China and India. We entered into the license agreement with Dr. Hu on July 20, 2004. The initial term of this license is 17 years, and it automatically renews for successive one-year periods unless voluntarily terminated by us or by Dr. Hu in the event of our insolvency.  Under the license agreement, we are required to pay Dr. Hu a minimum licensing fee of $48,000 per year, which is paid on a monthly basis of $4,000 per month. If the annual royalty exceeds, $48,000, we will also be required to pay to Dr. Hu royalties on a quarterly basis ranging from 1% to 3% depending on the net sales of our product. We have the option to purchase the licensed technology for $250,000 within two years from the date of the agreement. As of the date of this prospectus we have made $24,000 in license fee payments to Dr. Hu.

                We plan to file patent applications for any additional technology that we create in the future.

                We anticipate that we may need to license additional technology for use in our planned cervical cancer tests from other third parties. We may be unable to obtain these licenses on acceptable terms or at all.

                Our technology is also dependent upon unpatented trade secrets.  However, trade secrets are difficult to protect.  In an effort to protect our trade secrets, we have a policy of requiring our employees, consultants and advisors to execute non-disclosure agreements.  These agreements provide that confidential information developed or made known to an individual during the course of their relationship with us must be kept confidential, and may not be used, except in specified circumstances.  In addition, our employees are parties to agreements that require them to assign to us all inventions and other technology that they create while employed by us.

Research and Development

                Our research and development program is focused on completing development of our cervical cancer tests.  We continue to refine existing technology and develop further improvements to our tests.

                We believe that in the future we may be able to apply our technology to develop rapid tests for other diseases and certain other cancers.  We plan to pursue development of these other tests.

                For the fiscal years ended December 31, 2002 and 2003 and the nine-month period ended September 30, 2004, we spent approximately $279,000, $51,100 and $265,800, respectively, on research and development.

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Manufacturing

                We plan to outsource the manufacturing and assembly of our planned cervical cancer tests to third parties.  We do not currently have arrangements in place with any such third parties.

Suppliers

                We develop the processes including proteins and other technology that we use in our proposed tests, and license certain other technology from third parties.  We believe that the reagents and other supplies we will use to manufacture our test may be readily obtained from multiple suppliers.

Employees

                As of January 21, 2005, we had seven employees and retained four consultants on a part-time basis.  Our employees consist of our three executive officers, a Medical Director, one laboratory development manager, one controller and one administrative assistant.

Principal Executive Offices

                Our principal executive offices are located at 5511 Capital Center Drive, Suite 224, Raleigh, NC 27606.

History of Grant Life Sciences

                We were incorporated in Idaho in 1983 as Grant Silver, Inc., for the purposes of acquiring and developing mineral resources.  We engaged in preliminary mining work on certain mining claims that were eventually abandoned in 1984.  Thereafter, we conducted no business until 1995. In October, 1997, we acquired BrewServ Corporation, an Ohio Corporation (“BrewServ Ohio”).  In anticipation of the acquisition of BrewServ Ohio, in 1997, we changed our name to BrewServ Corporation.  BrewServ Ohio and its subsidiaries produced and distributed alcohol-based cider products, operated coffee retail stores, and developed theme restaurants.  In 1999, the Brewserv Ohio acquisition was rescinded, and in January 2000, we changed our name to Grant Ventures, Inc.

From 1999 to July 2004, we conducted no business.  In 2000, we reincorporated in Nevada through a merger with North Ridge Corporation.  On July 30, 2004, we acquired Impact Diagnostics, through a merger of our wholly owned subsidiary into Impact Diagnostics.  Impact Diagnostics was incorporated in Utah in 1998. Impact Diagnostics develops products to improve the efficiency of diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test which is expected to cost less than other tests currently used.

Impact Diagnostics was formed in 1999 to license and develop certain technologies as owned by Dr. Yao Xiong Hu. Initial funding provided by the founders, and supplemented by two additional rounds of private funding, was used to fund the collection of patient samples and validation study costs of the technology. Once the technology was verified, Dr. Mark Rosenfeld drafted and applied for patents. In early 2004, Impact Diagnostics received its first patent.

Pursuant to the merger, each issued and outstanding share of common stock of Impact Diagnostic was converted into the right to receive one share of our common stock. In addition, each option to purchase one (1) share of common stock of Impact Diagnostics was converted into the right to receive an option to purchase one (1) share of our common stock. Upon completion of the merger, nominees of Impact Diagnostic were appointed to our board of directors and, our then current directors resigned.

Available Information

                Our electronic filings with the United States Securities and Exchange Commission (including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge on the Securities and Exchange Commission’s website at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We lease our principal executive offices in Raleigh, NC, executive offices in Murray, Utah and our clinical laboratory in Sandy, Utah.  We believe that our existing facilities will be adequate for our current needs and that additional space will be available as needed.  The material terms of our property leases are set forth in the table below.

Location	Use	Square Feet	Rent Payments	Term	Leased From
5511 Capital Center Drive Suite 224 Raleigh, NC 27606	Principal Executive Offices	Approximately 1,438 square feet	$1,600 per month	October 1, 2004 — September 30, 2004	HD Capital Center, LLC
64 East Winchester Suite 205 Murray, Utah 84107	Executive Offices	Approximately 1330 square feet	$1,663 per month	September 1, 2004 — August 31, 2005	Plaza 6400, LLC
10011 Centennial Parkway Suite 300 Sandy, Utah 84070	Clinical Laboratory	Approximately 800 square feet	$600 per month	April 1, 2004 — March 31, 2005	Rocky Mountain Pathology, LLC

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LEGAL PROCEEDINGS

                We are not currently a party to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                Set forth below is certain information regarding our directors and executive officers.  Our Board of Directors is comprised of five directors.  There are no family relationships between any of our directors or executive officers. Each of our directors is elected to serve until our next annual meeting of our stockholders and until his successor is elected and qualified or until such director’s earlier death, removal or termination.

Name	Age	Position
Stan Yakatan	62	President, Chief Executive Officer and Chairman of the Board of Directors
Michael Ahlin	56	Vice President and Director
John C. Wilson	55	Executive Vice President and Chief Financial Officer
Jack Levine	54	Director
Eric Wilkinson	46	Director
Kevin Crow	43	Director

                Stan Yakatan.  Mr. Yakatan has been the Chief Executive Officer and the Chairman of the Board of Directors since July 2004. From May 2004 to the present, Mr. Yakatan has been the Chief Executive Officer and the Chairman of the Board of Directors of Impact Diagnostics and a consultant to Impact Diagnostics.  From September 1984 to the present, Mr. Yakatan has been the Chairman, President and Chief Executive Officer of Katan Associates, a life sciences advisory business.  Mr. Yakatan is also a director of Lifepoint, Inc., a manufacturer of drug and alcohol testing systems, and is a strategic advisor to the state government of Victoria, Australia.  Between 1968 and 1989, Mr. Yakatan held various senior executive positions with New England Nuclear Corporation (a division of E.I. DuPont), ICN Pharmaceuticals, Inc., New Brunswick Scientific Co., Inc. and Biosearch.

                Michael Ahlin.  Mr. Ahlin has been a Vice President and a director since July 2004.  From May 2004 to the present, Mr. Ahlin has been the Vice President and a member of the Board of Directors of Impact Diagnostics.  From July 1998 to May 2004, Mr. Ahlin was the Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics.  Mr. Ahlin has been President of WetCor, Inc., a land development company, since 1983.

                John C. Wilson.  Mr. Wilson has been the Chief Financial Officer since July 2004.  Since January 1, 1997, Mr. Wilson has been the Managing Principal of Wentworth Advisors, LLC, a financial consulting company.  From August 1996 to January 2002, Mr. Wilson was an investment banker with Credit Suisse First Boston Corporation and held the positions of Director, from August 1996 through December 1998, and Managing Director, Senior Advisor from December 1998 to January 2002, when he retired.

                Jack Levine.  Mr. Levine has been a director since July 2004.  Since 1984, Mr. Levine has been the President of Jack Levine, PA, a certified public accounting firm.  Since 1999, Mr. Levine has served as a director and the chairman of the audit committee of SFBC International Inc., a clinical research organization.  Mr. Levine is also a director, Chairman of the Audit and Asset Liability Committees and a member of the Executive Committee of Beach Bank, a director and Chairman of the Audit Committee of The Prairie Fund, a mutual fund, and a director of RealCast Corporation, an internet streaming company.  Mr. Levine is a certified public accountant licensed by the State of Florida.

                Eric Wilkinson.  Mr. Wilkinson has been a director since July 2004.  Since June 2003, Mr. Wilkinson has been the Vice President of Life Sciences for XL TechGroup, a biotechnology company.  From September 2001 to May 2003, Mr. Wilkinson worked as a consultant for Tyrgen Technologies, a biotechnology-consulting firm.  From December 1999 to August 2001, Mr. Wilkinson was the President of Genetic Vectors, Inc., a biotechnology company.  Mr. Wilkinson served as a consultant for the Cleveland Clinic Medical Foundation from November 1998 to November 1999.

                Kevin Crow.  Mr. Crow has been a director since July 2004.  Since April 2004, Mr. Crow has been the Chief Executive Officer of Diversified Corporation Solutions, LLC, a business advisory company.  From September 2000 to December 2003, Mr. Crow was the Chief Operating Officer of the Women’s United Soccer Association, a professional athletic league.  Mr. Crow was President of ZipDirect, LLC, a full service printing, mailing and shipping company, from February 1994 to September 2000.  Mr. Crow is the brother of Michael Crow, who serves as the Chairman and Chief Executive Officer of Duncan Capital Group LLC, which is our financial advisor. Mr. Michael Crow beneficially owns 7.5% of our outstanding capital stock.

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Executive Compensation

                               The following table provides information about the compensation paid us to our executive officers who were serving as executive officers at the end of 2003, 2002 and 2001.  With the exception of the compensation paid to Pete Wells and Geoff Williams, all compensation information provided in the table was paid by Impact Diagnostics prior to the Merger.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compen-sation
		($)	($)	($)	($)	(#)	($)	($)
Stan Yakatan Chief Executive Officer	2003 2002 2001	—	—	—	—	—	—	—

John C. Wilson Chief Financial Officer	2003 2002 2001	—	—	—	—	—	—	—

Dr. Mark Rosenfeld Vice President	2003 2002 2001	58,050 85,000 60,000	—	—	—	—	—	—

Michael Ahlin former President of Impact Diagnostics	2003 2002 2001	58,050 0 0	—	—	—	—	—	—

Pete Wells former President and Director	2003 2002 2001	—	—	—	—	—	—	—

Geoff Williams former Secretary and Director	2003 2002 2001	—	—	33,839 (1)	—	—	—	—

(1)	In February 2002, Mr. Williams was granted 1,691,951 shares of our common Stock for services rendered to us valued at $33,839. At the time the shares were issued, Mr. Williams served as our Secretary and a director.

     We did not pay any salaries or other compensation to our officers, directors or employees for the years ended December 31, 2003, 2002 or 2001, except as set forth on the table above.  We did not have a formal bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors for the years ended 2003, 2002 or 2001.

    Between May and June 2004, Impact Diagnostics paid Mr. Yakatan $5,500 per month for consulting services to Impact Diagnostics in connection with the Merger.  Beginning in July 2004, Mr. Yakatan receives $10,000 per month for acting as our Chief Executive Officer and Mr. Wilson receives $6,000 per month for acting as our Chief Financial Officer.

                Michael Ahlin and Mark Rosenfeld each have an employment agreement with Impact Diagnostics.  Pursuant to those employment agreements, Impact Diagnostics pays to each of Mr. Ahlin and Dr. Rosenfeld an annual salary of $144,000 and the Board of Directors of Impact Diagnostics has the discretion to grant an annual bonus to each of them.  Mr. Ahlin and Dr. Rosenfeld are each entitled to participate in all employee benefit plans or programs that are available to management employees of Impact Diagnostics and all other benefit plans or programs as may be specified by the Board of Directors of Impact Diagnostics. Each of the employment agreements provide that either we or Mr. Ahlin or Dr. Rosenfeld may terminate the respective agreement at any time.

Compensation of Non-Employee Directors

                We pay our directors who are not employees of Grant Life Sciences a director’s fee of $4,000 per year.  Each non-employee director also is paid $300 per hour for attending any meeting of the Board of Director and each Board committee meeting, up to a maximum of $1,200 per meeting.  We have granted each non-employee director options to purchase 100,000 shares of our common stock at an exercise price of  $0.18, of which, 50,000 will first be exercisable in July 2005 and 50,000 in July 2006.

                Non-employee directors will receive additional options to purchase 50,000 shares of our common stock at the start of each year that they serve as directors.  These options will have an exercise price equal to the market value at the time they are granted.  One third of the options will first become exercisable on the first, second and third anniversary of the date of their grant.  Jack Levine, Kevin Crow and Eric Wilkinson are non-employee directors.

                In addition to the fees and options which they receive for serving as non-employee directors, the chairman of our Audit Committee and Compensation Committee each receives an annual fee of $2,500 and $1,500, respectively for each year that he or she serves as chair of their respective committees.  The chairman of each of these committees will also receive options to purchase an additional 25,000 shares of our common stock for each year that he or she serves as chairman of the committee.  The options will be exercisable at the market price at the time they are granted.  One third of these options will first become exercisable on the first, second, and third anniversary of the date of the grant.  Jack Levine is the chairman of the Audit Committee and Kevin Crow is the chairman of the Compensation Committee.

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INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

·         there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or

·         the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law, and also provide that:

  the indemnification right is a contract right that may be enforced in any manner by our officers and directors, the expenses of our officers and directors incurred in any proceeding for which they are to be indemnified are to be paid to them as they are incurred, with such payments to be returned to us if it is determined that an officer or director is not entitled to be indemnified, the indemnification right is not be exclusive of any other rights that our officers and directors have or may acquire and includes any other rights of indemnification under any bylaw, agreement, vote of stockholders or provision of law, our Board of Directors may adopt bylaws to provide for the fullest indemnification permitted by Nevada law, our Board of Directors may cause us to purchase and maintain insurance for our officers and directors against any liability asserted against them while acting in their capacity as our officers or directors, and these indemnification rights shall continue to apply after any officer or director has ceased being an officer or director and shall apply to their respective heirs, executors and administrators.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Grant Life Sciences pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

These provisions of our Amended and Restated Articles of Incorporation become effective Nov 12, 2004.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table lists stock ownership of our common stock as of January 21, 2005.  The information includes beneficial ownership by (i) holders of more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our directors and executive officers as a group.  The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Commission.  Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name and Address of Beneficial Owner	Director/Officer	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (1)
Dr. Mark Rosenfeld 1075 Skyler Drive Draper, UT 84020	—	6,077,050	10.8%

Michael Crow 830 Third Avenue New York, NY 10022	—	4,225,269 (2)	7.5%

Blaine Taylor 634 Hidden Circle North Salt Lake City, UT 84054	—	3,600,718 (3)	6.4%

Mitchell T. Godfrey P.O. Box 10206 Bozeman, MT 59719	—	3,730,607	6.6%

Rex Lewis 2325-A Renaissance Drive Las Vegas, NV 89119	—	3,256,905	5.8%

Bridges & Pipes LLC 830 Third Avenue New York, NY 10022	—	3,096,974 (4)	5.5%

DCOFI Master LDC 803 Third Avenue New York, NY 10022	—	3,007,200	5.3%

Stan Yakatan 155 Lyndon — First Court Hermosa Beach, CA 90254	President, Chief Executive Officer and Chairman of the Board of Directors	573,650 (5)	1.0%

Michael Ahlin 3125 Creek Road Park City, UT 84098	Vice President and Director	6,640,900 (6)	11.8%

John C. Wilson P.O. Box 1883 1650 Youngs Road Southern Pines, NC 28388	Chief Financial Officer	250,000(7)	*

Jack Levine 16855 N.E. 2nd Avenue, Suite 303 N. Miami Beach, FL 33162	Director	585,555(8)	1.0%

Eric Wilkinson 348 Versailles Drive Melbourne Beach, FL 32951	Director	0(9)	*

Kevin Crow 5120 Park Brooke Walk Way Aplharetta, GA 30022	Director	985,080(10)	1.8%

Richard Smithline 830 Third Avenue New York, NY 10022	—	3,475,952(11)	6.2%

David Fuchs 830 Third Avenue New York, NY 10022	—	3,110,753(12)	5.5%

All directors and officers as a group (6)		9,038,185 (13)	15.9%

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______________________
* Less than one percent

(1)   Applicable percentage ownership is based on 56,243,791 shares of common stock outstanding as of January 21, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of January 21, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 21, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Includes the 2,992,479 shares and warrants to purchase 104,495 shares of our common stock held by Bridges & Pipes LLC, 781,125 shares and warrants to purchase 130,900 shares held by M.W. Crow Family L.P. and 216,270 shares held by Trevor Crow.   Michael Crow is a manager of Bridges and Pipes LLC.

(3)    Includes 1,253,000 shares of our common stock held by Six Way, Inc.  Mr. Taylor is the President, a director and principal shareholder of Six Way, Inc.

(4)    Includes 2,992,479 shares of our common stock and warrants to purchase 104,495 shares of our common stock exercisable within 60 days.

(5)    Represents options to purchase 573,651 shares of our common stock exercisable within 60 days.  Does not include options to purchase 2,294,603 shares of our common stock held by Mr. Yakatan that are not exercisable within 60 days.

(6)       Includes 1,253,000 shares of our common stock held by Princess Investments.  Mr. Ahlin has voting power over securities held by Princess Investments.

(7)    Includes 250,000 shares of our common stock held by Wentworth Advisors, LLC.  Mr. Wilson is the managing principal and 100% owner of Wentworth Advisors.  Does not include options to purchase 750,000 shares held by Mr. Wilson that are not exercisable within 60 days.

(8)  Includes warrants to purchase 98,092 shares of our common stock beneficially owned by Mr. Levine that are exercisable within 60 days.  Does not include options to purchase 175,000 shares of our common stock that are not exercisable within 60 days.

(9)  Does not include options to purchase 150,000 shares of our common stock that are not exercisable within 60 days.

(10)  Includes shares of 4 trusts, each with 246,270 shares, of which Mr. Crow is the trustee. Does not include options to purchase 175,000 shares of our common stock that are not exercisable within 60 days.

(11) Includes 3,007,200 shares held by DCOFI Master LDC, 420,525 held by Mr. Smithline and 48,227 warrants held by Mr. Smithline. Mr. Smithline is a director of DCOFI.

(12) Includes the 2,992,479 shares and warrants to purchase 104,495 shares of our common stock held by Bridges and Pipes LLC and warrants to purchase 13,779 shares held by Mr. Fuchs. Mr. Fuchs is a manager of Bridges and Pipes, LLC.

(13) Includes options to purchase 573,651 shares of our common stock and warrants to purchase a total of 98,092 shares of our common stock exercisable within 60 days.  Does not include options to purchase a total of 3,394,603 shares of our common stock not exercisable within 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans

                As of the end of fiscal year 2003, we had no compensation plans under which our equity securities were authorized for issuance.  On August 2, 2004, our Board of Directors adopted our 2004 Stock Incentive Plan, subject to stockholder approval.  The Plan provides for the issuance of qualified and non-qualified incentive stock options and direct restricted stock grants to officers, employees, consultants and others providing services to us.  Our directors will be eligible to be issued options to purchase shares of our common stock, or to receive awards of restricted stock, under the Plan.  Up to 25,000,000 shares of our common stock may be issued in connection with awards granted under the Plan.

                On September 30, 2004, a total of 17 stockholders owning 25,696,014 shares of our common stock, acting by written consent, approved the Plan. On September 30, 2004, we filed a preliminary information statement with the Securities and Exchange Commission that includes a description of the Plan and its approval by the stockholders.  The Plan became effective on November 12, 2004.

                As of January 21, 2005, Stan Yakatan held options to purchase 2,868,254 shares of our common stock, John C. Wilson held options to purchase 750,000 shares of our common stock, Jack Levine held options to purchase 175,000 shares of our common stock, Eric Wilkinson held options to purchase 150,000 shares of our common stock and Kevin Crow held options to purchase 175,000 shares of our common stock.  An additional 175,000 options to purchase shares of our common stock are held by our consultants and 950,000 options are held by non-executive employees.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, or any of their immediate family members.

In August 2004, we paid $100,000 and issued warrants to purchase 2,670,000 shares, at an exercise price of $0.01 per share, of our common stock to Duncan Capital Group LLC as compensation for acting as our financial advisor in connection with the Merger.  In August 2004, we paid $77,000 and issued warrants to purchase 411,104 shares of our common stock to Duncan Capital LLC as compensation for acting as our placement agent in connection with the sale of our units in a private financing.  The warrants have an exercise price of $0.1835 per share. Both Duncan Capital LLC and Duncan Capital Group LLC are affiliates of Bridges & Pipes LLC, which is one of our stockholders.  Michael Crow, the brother of Kevin Crow, one of our directors, is Chairman and Chief Executive Officer of Duncan Capital Group LLC, which is our financial advisor, and a manager of Bridges &Pipes LLC. In November 2004, 2,403,000 warrants were exercised by Duncan Capital Group.

In 2002 and 2003, Impact Diagnostics advanced $6,000 and $3,000, respectively, to Michael Ahlin, a director and Vice President of Grant Life Sciences, and $14,533 and $6,500, respectively, to Dr. Mark Rosenfeld, a former director and Vice President.  At the time of the advances, Mr. Ahlin was Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics, and Dr. Rosenfeld was Secretary and Chief Technical Officer of Impact Diagnostics. These advances were repaid in full on June 30, 2004 by Mr. Ahlin and Dr. Rosenfeld.

In 2002 and 2003, Impact Diagnostics advanced $22,631 and $6,229, respectively, to Seroctin Research & Technology.  Michael Ahlin, a director and Vice President, owns 20%, and Dr. Mark Rosenfeld, a former director and former Vice President, owns 18.4% of Seroctin Research & Technology. Seroctin advanced funds to Impact Diagnostics during 2004, such that the receivable became a small payable. In December 2004, Impact made a payment of $1,220 to Seroctin, so that at year-end 2004 neither company owed the other. From time to time since 1999, Seroctin Research & Technology has leased office facilities from Impact Diagnostics, pursuant to a verbal agreement.  Seroctin Research & Technology has made payments to Impact Diagnostics of between $1,500 and $2,764 each month (approximately $55,000 in the aggregate since 1999) it has leased such facilities.

In 2002, Impact Diagnostics paid management and consulting fees of $114,560 to WetCor, Inc. In 2002 and 2003, Impact Diagnostics advanced $11,922 and $7,820, respectively, to WetCor, Inc. Michael Ahlin, a director and Vice President, is the President of WetCor, Inc  The $7,820 of advances receivable on the balance sheet as of December 31, 2003 was written off by Impact Diagnostics in January 2004. After June 2004, there were no further transactions between the two companies and neither company owed the other.

In 2002 and 2003, Impact Diagnostics received advances of $10,000 and $20,000 from Blaine Taylor, pursuant to a non-interest bearing demand note. Mr. Taylor beneficially currently owns 6.4% of our outstanding capital stock.  As of December 31, 2003, the amount outstanding under the note was approximately $16,500.  Effective July 30, 2004, this note was converted to 89,918 shares of our common stock.

In 2001, Mitchell Godfrey loaned Impact Diagnostics $50,000, pursuant to an 5% unsecured promissory note.  Mr. Godfrey beneficially owns 6.9% of our outstanding capital stock.  As of December 31, 2003 and 2002, the amount outstanding under the note was $29,279.  Effective July 30, 2004, this note, excluding accrued interest which was forgiven by Mr. Godfrey, was converted into 159,557 shares of our common stock.

Messrs. Seth Yakatan and Clifford Mintz have been contracted as consultants to us in the business development area since November 1, 2004 and August 1, 2004, respectively. They are paid each $5,000 each month for their services. Mr. Yakatan is the son of Stan Yakatan, our President, CEO and Board Chairman. Mr. Mintz is an affiliate of Katan Associates, of which Stan Yakatan is the Chairman.

With the exception of the advances to officers, on which no interest was due, we believe that these transactions were on terms as favorable as could have been obtained from unaffiliated third parties. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of the independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

22

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 26,177,105 shares of our common stock from time to time in one or more offerings under this prospectus, of which 21,371,071 are shares of common stock currently held by the selling stockholders and 4,806,034 are shares of common stock issuable upon exercise of warrants or the conversion of notes held by the selling stockholders.  Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated below, no selling stockholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

Name of Selling Stockholder	Number of Shares Owned Before Offering	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering
Michael Ahlin (1)	6,640,900	1,000,000	5,640,900	9.1%
AJW Offshore, Ltd. (2)	241,960	241,960	0	0
AJW Partners (3)	104,631	104,631	0	0
AJW Qualified Partners, LLC (4)	287,738	287,738	0	0
Alan Gelband Co. Defined Contribution Pension Plan & Trust (5)	130,789	130,789	0	0
Armadillo Partners (6)	653,950	653,950	0	0
Thomas J. Axon (7)	788,200	788,200	0	0
Bridges & Pipes LLC (8)	3,096,974	3,096,974	0	0
Shekhar K. Basu and Sita Basu (9)	653,950	653,950	0	0
BIP Partners (10)	117,710	117,710	0	0
Daniel C. Bolick (11)	653,950	653,950	0	0
Dr. David R. Bolick (12)	1,160,489	1,160,489	0	0
Julia Bolick (13)	32,696	32,696	0	0
Larry and Glenda Bolick Family Trust (14)	130,789	130,789	0	0
Marie Bono (15)	65,394	65,394	0	0
Mike Cassidy (16)	130,789	130,789	0	0
Peter L. Coker and Susan H. Coker (17)	130,789	130,789	0	0
DCOFI Master LDC (18)	3,007,200	3,007,200	0	0
James H. Donell, as receiver of Citadel Capital Management, Inc. (19)	507,167	507,167	0	0
Thomas Doyle (20)	65,394	65,394	0	0
Richard Smithline (21)	468,752	468,752	0	0
Robert MacGregor (22)	13,779	13,779	0	0
David Skriloff (23)	297,619	297,619	0	0
Rockwood Group LLC (24)	68,895	68,895	0	0
David Fuchs (25)	13,779	13,779	0	0
M. W. Crow Family Trust (26)	912,025	912,025	0	0
Trevor Crow (27)	216,270	216,270	0	0
Michelle Crow Trust (28)	246,270	246,270	0	0
Spencer Crow Trust (28)	246,270	246,270	0	0
Olivia Crow Trust (28)	246,270	246,270	0	0
Duncan Crow Trust (28)	246,270	246,270	0	0
Blair Eddins (29)	29,427	29,427	0	0
John A. Fahlberg (30)	130,789	130,789	0	0

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Bruce A. Falbaum (31)	65,394	65,394	0	0
Anthony Falcone (32)	130,789	130,789	0	0
Richard Gillings (33)	326,974	326,974	0	0
Mitchell Godrey (34)	3,370,607	159,557	3,211,050	5.2%
Francesco Gozzo (35)	326,974	329,976	0	0
Harold Gubnitsky (36)	163,486	163,486	0	0
Steven T. Hague (37)	78,819	78,819	0	0
Roberta B. Hardy (38)	65,394	65,394	0	0
Frank L. Hoffecker (39)	300,000	300,000	0	0
HT Ardinger & Sons, Inc. (40)	326,974	326,974	0	0
Ira A. Hunt Jr. (41)	130,789	130,789	0	0
Horace Mann Johnson III (42)	98,091	98,091	0	0
David P. Kalm (43)	78,819	78,819	0	0
Don Larsen (44)	98,091	98,091	0	0
Steven W. Lefkowitz (45)	1,576,401	1,576,401	0	0
Jack Levine and Susan Levine (46)	588,555	588,555	0	0
Timothy McNamee (47)	326,974	326,974	0	0
Andreas Michailidis (48)	130,789	130,789	0	0
Network 1 Financial Securities Inc. (49)	104,905	104,905	0	0
New Millenium Capital Partners II, LLC (50)	19,617	19,617	0	0
Pershing LLC, as custodian of Robert L. Bolick, Roth IRA (51)	130,789	130,789	0	0
Christina Recchia (52)	65,394	65,394	0	0
Peter Reichard (53)	65,394	65,394	0	0
RH Damon & Co. Inc. (54)	501,200	501,200	0	0
Michael Rosenbaum (55)	326,974	326,974	0	0
Dr. Mark Rosenfeld (56)	6,077,050	1,000,000	5,077,050	8.2%
David Ruggieri (57)	490,462	490,462	0	0
Peter Siraslian (58)	326,974	326,974	0	0
SilverDeer LLC (59)	65,394	65,394	0	0
Blaine Taylor (60)	3,600,718	89,918	3,510,800	5.7%
Carl B. Turner and Alison M. Turner (61)	65,394	65,394	0	0
John F. Turner and Emily F. Turner (62)	130,789	130,789	0	0
Donna Viemeister (63)	65,394	65,394	0	0
Wentworth Advisors, LLC (64)	250,000	250,000	0	0
Michael Bascetta (65)	114,993	114,993	0	0
Calvin Vaughn (66)	114,993	114,993	0	0
Gregory Ruff (67)	114,993	114,993	0	0
Doris Ruff (68)	57,496	57,496	0	0
Harold Kaufman (69)	91,995	91,995	0	0
Mendel Klein (70)	57,496	57,496	0	0
Craig Littler (71)	160,991	160,991	0	0
Maana Enterprises (72)	114,993	114,993	0	0
Robert O’Brian (73)	57,496	57,496	0	0
Congregation Zichron Malka (74)	57,496	57,496	0	0
Murray Sternfeld (75)	120,743	120,743	0	0
James Hori (76)	114,993	114,993	0	0
J Michael Kellum (77)	114,993	114,993	0	0
Tom Linton (78)	114,993	114,993	0	0

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(1)   Michael Ahlin has served as a director and Vice President since July 2004. He was an existing Impact Diagnostics shareholder. The shares shown as owned by Mr. Ahlin include 1,253,000 shares owned by Princess Investments. Mr. Ahlin has voting and dispositive rights over these shares.

(2) AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. Represents (i) 201,634 shares of common stock and (ii) 40,3326 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(3) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. Represents (i) 87,193 shares of common stock and (ii) 17,438 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(4) AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. Represents (i) 239,782 shares of common stock and (ii) 47,956 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(5) Alan Gelband has voting and dispositive rights over the shares held by Alan Gelband Co. Defined Contribution and Pension Plan & Trust. Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(6) Michael Weprin has the voting and dispositive rights over the shares held by Armadillo Partners. Represents (i) 544,959 shares of common stock and (ii) 108,991 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(7) Represents (i) 134,250 shares of Impact Diagnostic and (ii) (a) 544,959 shares and (ii) 108,991warrants exercisable at $.1835 per share through a private placement in connection with the Merger.

(8)    Bridges & Pipes LLC is an affiliate of Duncan Capital Group LLC, which acted as financial advisor in connection with the Merger, and is also an affiliate of Duncan Capital LLC, which served as placement agent in connection with the sale of our units in the private financing that we completed in connection with the Merger.  Includes warrants to purchase 104,495 shares of our common stock held by Bridges & Pipes LLC. David Fuchs and Michael Crow have voting and dispositive rights over the shares owned by B & P Management LLC. Bridges and Pipes made a $200,000 bridge financing loan to us which converted into 2,720,000 shares at the time of the merger. They also made a $50,000 loan to us which was converted into 272,479 shares and 104,495 warrants exercisable at $0.1835.

(9) Represents (i) 544,959 shares of common stock and (ii) 108,991 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(10) Bobby Stanley, Ike Lewis and Peter Coker hold the voting and dispositive rights over the shares held by BIP Partners. Represents (i) 98,092 shares of common stock and (ii) 19,618 warrants exercisable at $.1835 per share obtained through the private placement in connection with the Merger.

(11) Represents (i) 544,959 shares of common stock and (ii) 108,991 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(12)  David R. Bolick provided consulting services to us on a part-time basis from July 2004 through October 2004. As of November 1, 2004, Dr. Bolick was hired as an employee and appointed as our Medical Director, a part-time position. Dr. Bolick is also an employee of Ameripath, Inc. We lease our clinical laboratory space from Rocky Mountain Pathology, LLC, an affiliate of Ameripath, Inc. In addition, Ameripath has conducted initial studies of our technology for us. Dr. Bolick obtained 250,000 warrants and 250,000 shares through his work as a consultant for us. Includes (i) 550,408 shares of common stock and (ii) 110,081 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

25

(13) Represents (i) 27,247 shares of common stock and (ii) 5,449 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(14) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(15) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(16) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(17) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(18) Richard Smithline has voting and dispositive rights over the shares owned by DCOFI Master LDC. DCOFI was an Impact Diagnostics shareholder.

(19) Citadel, James Donell receiver, held an Impact Diagnostics note which was renegotiated in connection with the merger to include 417,666 shares of common stock issuable upon exercise of warrants that were issued.

(20) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(21) Includes 420,525 shares received through the exercise of warrants by Duncan Capital Group LLC and 48,227 of warrants transferred to him by Duncan Capital LLC .

(22) Represents 13,779 warrants obtained from Duncan Capital LLC in connection with its action as placement agent for the private placement.

(23) Represents (i) 267,000 warrants originally granted Duncan Capital Group LLC which served as financial advisor to us in connection with the merger and (ii) 30,619 of the warrants originally granted to Duncan Capital LLC in connection with its acting as placement agent for the private placement.

(24) Represents 68,895 warrants originally given to Duncan Capital LLC in connection with the private placement. Dan Purjes has voting and investment control over the warrants held by the Rockwood Group.

(25) Represents 13,779 of the warrants originally granted to Duncan Capital LLC in connection with its acting as placement agent for the private placement.

(26) Shares were obtained from the exercise of warrants given to Duncan Capital Group LLC which served as financial advisor to us in connection with the merger.

(27) Shares were obtained from the exercise of warrants given to Duncan Capital Group LLC which served as financial advisor to us in connection with the merger.

(28) Kevin Crow, one of our directors, is the trustee. These shares were obtained through the exercise of warrants by Duncan Capital Group LLC which served as financial advisor to us in connection with the merger.

(29) Represents (i) 24,523 shares of common stock and (ii) 4,904 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(30) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(31) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(32) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(33) Represents (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

26

(34) Represents 159,557 shares being sold are the result of the conversion of a promissory note from Impact Diagnostics.

(35) Represents (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(36) Represents (i) 136,239 shares of common stock and (ii) 27,247 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(37) Steven Hague held 13,425 shares of common stock of Impact Diagnostics, Inc. and obtained (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share through the private placement in connection with the Merger.

(38) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(39) Represents (i) 250,000 shares of common stock and (ii) 50,000 warrants exercisable at $.1835 per share were obtained through a private placement in connection with the Merger.

(40) Horace Ardinger holds the voting and dispositive rights over the shares held by HT Ardinger & Sons, Inc. Represents (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(41) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(42) Represents (i) 81,743 shares of common stock and (ii) 16,348 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(43) David P. Kalm held 13,425 shares of common stock of Impact Diagnostics, Inc. and obtained (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per obtained through a private placement in connection with the Merger.

(44) Represents (i) 81,743 shares of common stock and (ii) 16,348 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(45) Steven Lefkowitz held 268,000 shares of common stock of Impact Diagnostics shareholder. The shares also include 1,089,918 shares of common stock and 217,983 warrants exercisable at $.1835 obtained through a private placement in connection with the Merger. He purchased an additional 1,307,901 shares through the private placement in connection with the merger.

(46) Jack Levine has served as a director of Grant Life Sciences and chairman of our Audit Committee since August 2004.  Represents (i) 490,463 shares of common stock and (ii) 98,092 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(47) Represents (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(48) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(49) Network 1 Financial Securities Inc. is a broker-dealer. Damon Testaverde has voting and dispositive rights over the shares owned by Network 1 Financial Securities Inc. Network 1 received 104,905 warrants which were originally given to Duncan Capital LLC as part of the private placement.

(50) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. Represents (i) 16,348 shares of common stock and (ii) 3,269 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(51) Robert Bolick holds the voting and dispositive rights over the shares held by Pershing LLC, as custodian of Robert L. Bolick, Roth IRA. Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(52) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(53) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

27

(54) Damon Testaverde holds the voting and dispositive rights over the shares held by RH Damon & Co. Inc. RH Damon & Co. Inc. was an Impact Diagnostic shareholder.

(55) Represents (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $.1835 per share re obtained through a private placement in connection with the Merger.

(56) Represents shares received for services performed on our Company as a director and Vice President from August through October 11, 2004.

(57)    Represents (i) 408,719 shares of common stock and (ii) 81,743 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(58) Represents (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(59) Howard Jacobson holds the voting and dispositive rights over the shares held by SilverDeer LLC. Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through the private placement

(60) Blaine Taylor was an existing shareholder of Impact Diagnostics, Inc. Represents shares received in connection with the conversion of a Impact Diagnostics promissory note.

(61) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(62) Represents (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(63) Represents (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $.1835 per share obtained through a private placement in connection with the Merger.

(64) John C. Wilson, our Executive Vice President and Chief Financial Officer, is Managing Principal and 100% owner of Wentworth Advisors.

(65) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 2, 2004.

(66) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(67) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(68) Represents 57,496 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(69) Represents 91,995 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(70) Represents 57,496 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(71) Represents 160,991 shares of common stock issuable upon conversion of the convertible promissory note dated January 9, 2004.

(72) Robert Baron has the voting and dispositive rights of Maana Enterprises, Inc. Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 13, 2004.

(73) Represents 57,496 shares of common stock issuable upon conversion of the convertible promissory note dated January 13, 2004.

(74) Mr. Eluzer Bald has the voting and dispositive rights for the shares held by Congregation Zichron Malka. Represents 57,496 shares of common stock issuable upon conversion of the convertible promissory note dated January 21, 2004.

(75) Represents 120,743 shares of common stock issuable upon conversion of the convertible promissory note dated January 21, 2004.

(76) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated February 4, 2004.

(77) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated February 5, 2004.

(78) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated February 25, 2004.

28

PLAN OF DISTRIBUTION

                The common stock offered by this prospectus is being offered by the selling stockholders.  The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

  ordinary brokers’ transactions,
  through brokers, dealers, or underwriters who may act solely as agents,
  “at the market” into an existing market for the common stock, in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, in privately negotiated transactions, and
  any combination of the foregoing.
                In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

                The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

                The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

                We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

                While they are engaged in a distribution of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of our common stock then outstanding (which, after our increase in authorized capital is effective, will equal approximately 535,908 shares of common stock) or (ii) the average weekly trading volume of our shares of common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

29

DESCRIPTION OF SECURITIES

                Our authorized capital stock currently consists of 150,000,000 shares of common stock and 20,000,000 shares of preferred stock. Each share of common stock is entitled to one vote on all matters voted upon by our stockholders.  Holders of our common stock have no preemptive or other rights to subscribe for additional shares or other securities.  There are no cumulative voting rights.

                Holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time from funds legally available therefore.  We have not declared or paid cash dividends or made distributions in the past on our common stock, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future.  We currently intend to retain and invest future earnings to finance operations.

               Our Amended and Restated Articles of Incorporation allow our Board of Directors the authorization, without further stockholder approval, to issue up to 20,000,000 shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and other rights and qualifications of any such series.  The Board has not fixed any series of preferred stock and no shares of preferred stock are issued and outstanding.

LEGAL MATTERS

                Certain matters relating to the offering of securities covered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

                Our audited financial statements for the fiscal years ended December 31, 2003 and 2002 have been audited by Tanner + Co ("Tanner"), independent public accountants.  The report of Tanner, which appears elsewhere herein, includes an explanatory paragraph as to our ability to continue as a going concern and a paragraph indicating the 2002 financial statements were restated.  Our financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 17, 2004, Tanner+Co. advised us of its intention to cease to act as our independent public accountant for the audit of the year ending December 31, 2004. On January 24, 2005, we engaged Russell Bedford Stefanou Mirchandani LLP, as our principal independent accountant. The decision to engage Russell Bedford was taken upon our Audit Committee.

From August 22, 2004 through the date of their dismissal on December 17, 2004, there were no disagreements between us and Tanner on any matter listed under Item 304 Section (a)(1)(iv) A to E of Regulation S-B, including accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Tanner would have caused them to make reference to the matter in its reports on our financial statements.

Tanner reports on our financial statements for the past two fiscal years ended December 31, 2003 and 2002 contained an opinion expressing substantial doubt as to ability to continue as a going concern. The audit reports contained no other adverse opinion, disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years, and the subsequent interim period prior to the appointment of Tanner, we have not consulted Tanner regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements nor have we consulted Tanner regarding any matter that was the subject of a disagreement or a reportable event.

We requested that Tanner furnish us with a letter addressed to the SEC stating whether they agree with the above statements. A copy of this letter, dated December 22, 2004, was filed as Exhibit 16.1 to Form 8-K, dated December 22, 2004.

On August 2, 2004, we dismissed HJ & Associates, LLC as the independent accountant engaged to audit our financial statements.  HJ performed the audit of our financial statements for the fiscal years ended December 31, 2003 and December 31, 2002.  The audit reports of HJ on the financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were such reports modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent interim period prior to the dismissal of HJ, there were no disagreements with HJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to HJ’s satisfaction, would have caused HJ to make reference to the subject matter of the disagreement in connection with its report, nor were there any “reportable events” (as such term is explained in Item 304(a)(1)(iv) of Regulation S-B) involving HJ.

We requested that HJ furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of such letter was filed as Exhibit 16.1 to Form 8-K, dated August 30, 2004.

30

FURTHER INFORMATION

                We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission.  These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices.  You can obtain copies of these materials from the Public Reference Section of the Securities an Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of that site is http://www.sec.gov.

31

CONSOLIDATED FINANCIAL STATEMENTS

Index to Financial Statements

Page F-1
Audited Financial Statements of Impact Diagnostics, Inc. for the years ended December 31, 2003 and 2002 and Unaudited Financial Statements of Grant Life Sciences, Inc. for the nine months ended September 30, 2004

Page P-1	Unaudited Pro forma Combined Financial Statements of Grant Life Sciences, Inc. and Impact Diagnostics, Inc.

32

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Index to Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and
Board of Directors of Grant Life Sciences, Inc.
(Formerly Impact Diagnostics, Inc.)

We have audited the accompanying balance sheet of Grant Life Sciences, Inc. (A Development Stage Company) as of December 31, 2003 and 2002 and the related statements of operations, stockholders’ deficit, and cash flows for the periods then ended and for the period from July 9, 1998 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grant Life Sciences, Inc. (A Development Stage Company) as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the periods then ended and for the period from July 9, 1998 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficit and a stockholders’ deficit. The Company has not generated revenue and has incurred losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Note 11, the 2002 financial statements have been restated.

TANNER + CO.
Salt Lake City, Utah
April 15, 2004, except for Note 12, which is dated January 11, 2005

F-2

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Balance Sheet

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)		(Restated)
Assets

Cash	$1,028,335	$11,299	$34,685
Accounts receivable - trade	3,000	—	—
Prepaid expenses	1,600	—	—
Employee receivables	1,224	33,343	21,733
Related party receivables	—	14,049	35,553

Total current assets	1,034,159	58,691	91,971

Property and equipment, net of accumulated depreciation
of $10,966, $8,186 and $4,521, respectively	6,784	6,713	10,378

Deposits	3,263	700	—

Total assets	$1,044,206	$66,104	$102,349

Liabilities and Stockholders' Equity

Accounts payable	$100,296	$33,531	$54,847
Related party payables	1,220	—	—
Accrued legal expense	140,182	—	—
Accrued interest payable	3,943	142,086	83,024
Accrued payroll liabilities	78,352	51,194	—
Other accrued expenses	35,605	—	—
Related party notes payable - current portion	—	37,934	18,350
Notes payable	122,500	587,753	587,753

Total current liabilities	482,098	852,498	743,974

Related party notes payable	—	12,845	23,733
Long-term debt	350,000	—	—

Total liabilities	832,098	865,343	767,707

Commitments and contingencies	—	—	—

Stockholders' equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized,
no shares issued and outstanding	—	—	—

Common stock, $.001 par value, 150,000,000 shares authorized;
53,590,820, 34,572,060 and 33,641,260 shares issued
and outstanding, respectively	53,591	34,572	33,641
Deferred compensation	(203,796)	—	—
Additional paid in capital	2,757,900	637,178	518,109
Deficit accumulated during development stage	(2,395,587)	(1,470,989)	(1,217,108)

Total stockholders' equity (deficit)	212,108	(799,239)	(665,358)

	$1,044,206	$66,104	$102,349

See accompanying notes to financial statements.
F-3

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Statement of Operations

					Cumulative
	Nine Months Ended		Years Ended		Amounts
	September 30,		December 31,		(Since Date
	2004	2003		2002	of Inception)
	(Unaudited)	(Unaudited)	2003	(Restated)	July 9, 1998

Revenues	$—	$—	$—	$—	$—

General and administrative expenses	807,596	95,253	138,820	203,176	1,612,382
Stock compensation expense	12,570	—	—	103,250	116,820
Research and development expenses	265,752	31,092	51,108	278,932	677,142

Operating loss	(1,085,918)	(126,345)	(189,928)	(585,358)	(2,406,344)

Other income (expense):
Gain on extinguishment of debt	411,597	—	—	98,507	510,104
Interest expense	(250,277)	(47,946)	(63,953)	(159,350)	(499,347)

Loss before income taxes	(924,598)	(174,291)	(253,881)	(646,201)	(2,395,587)

Income tax benefit	—	—	—	—	—

Net loss	$(924,598)	$(174,291)	$(253,881)	$(646,201)	$(2,395,587)

Net loss per common share - basic and diluted	$(0.02)	$(0.01)	$(0.01)	$(0.02)

Weighted average shares - basic and diluted	38,687,000	33,699,000	33,842,000	30,144,000

See accompanying notes to financial statements.
F-4

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Statement of Stockholders’ Deficit

Period from July 9, 1998 (date of inception) to September 30, 2004

			Stock
	Common Stock		Subscription	Deferred		Accumulated
	Shares	Amount	Receivable	Compensation	APIC	Deficit	Total

Balance, July 9, 1998 (date of inception)	9,272,200	$9,272	$—	$—	$(9,272)	$—	$—

Issued stock for subscription receivable
at $0.005 per share	18,795,000	18,795	(100,000)	—	81,205	—	—

Balance, December 31, 1998	28,067,200	28,067	(100,000)	—	71,933	—	—

Issued stock for cash at $0.004 per share	1,253,000	1,253	—	—	3,747	—	5,000

Net loss	—	—	—	—	—	(5,053)	(5,053)

Balance, December 31, 1999	29,320,200	29,320	(100,000)	—	75,680	(5,053)	(53)

Payment of subscriptions receivable	—	—	100,000	—	—	—	100,000

Net loss	—	—	—	—	—	(43,641)	(43,641)

Balance, December 31, 2000	29,320,200	29,320	—	—	75,680	(48,694)	56,306

Issued stock for cash at $0.004 per share	250,600	251	—	—	749	—	1,000

Net loss	—	—	—	—	—	(522,213)	(522,213)

Balance, December 31, 2001	29,570,800	29,571	—	—	76,429	(570,907)	(464,907)

Beneficial conversion feature on issuance of debt	—	—	—	—	98,507	—	98,507

Gain on extinguishment of debt (restated)	—	—	—	—	(98,507)	—	(98,507)

Issued stock for cash at $0.13 per share (restated)	689,150	689		—	91,811		92,500

Issued stock for services at $0.06 per share (restated)	1,591,310	1,591	—	—	101,659	—	103,250

Issued stock in satisfaction of debt at $0.14
per share (restated)	1,790,000	1,790	—	—	248,210	—	250,000

Net loss (restated)	—	—	—	—	—	(646,201)	(646,201)

Balance, December 31, 2002 (restated)	33,641,260	33,641	—	—	518,109	(1,217,108)	(665,358)

Issued stock for cash at $0.13 per share (restated)	930,800	931	—	—	119,069	—	120,000

Net loss	—	—	—	—	—	(253,881)	(253,881)

Balance, December 31, 2003	34,572,060	34,572	—	—	637,178	(1,470,989)	(799,239)

Issued stock for cash at $0.30 per share (unaudited)	238,660	239	—	—	19,761	—	20,000

Issued stock for cash at $0.18 per share (unaudited)	9,560,625	9,561	—	—	1,485,376	—	1,494,937

Issued stock for services at $0.18 per share (unaudited)	250,000	250	—	—	12,320	—	12,570

Reverse merger with Grant Ventures, Inc. (unaudited)	6,000,000	6,000	—	—	(65,812)		(59,812)

Warrants issued as part of restructuring of debt
(89,500 valued at $0.03779) (unaudited)	—	—	—	—	3,382	—	3,382

Recognition of beneficial conversion feature
on issuance of note payable (unaudited)	—	—	—	—	200,000	—	200,000

Conversion of note payable and accrued
interest at $0.07 per share (unaudited)	2,720,000	2,720	—	—	203,165	—	205,885

Issued stock in satisfaction of debt at $0.18
per share (unaudited)	249,475	249	—	—	45,530	—	45,779

Stock options issued to directors at $.18 per share
(market value $.80 per share) (unaudited)	—	—	—	(217,000)	217,000	—	—

Vesting of deferred compensation	—	—	—	13,204	—	—	13,204

Net loss (unaudited)	—	—	—	—	—	(924,598)	(924,598)

Balance, September 30, 2004 (unaudited)	53,590,820	$53,591	$—	$(203,796)	$2,757,900	$(2,395,587)	$212,108

See accompanying notes to financial statements.
F-5

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Statement of Cash Flows

					Cumulative
	Nine Months Ended		Years Ended		Amounts
	September 30,		December 31,		Since
	2004	2003		2002	Inception
	(Unaudited)	(Unaudited)	2003	(Restated)	(Restated)
Cash flows from operating activities:
Net loss	$(924,598)	$(174,291)	$(253,881)	$(646,201)	$(2,395,587)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	2,780	2,780	3,665	3,706	10,966
Deferred compensation	13,204	—	—	—	13,204
Common stock issued for services	12,570	—	—	103,250	116,820
Beneficial conversion feature	200,000	—	—	98,507	298,507
Gain on extinquishment of debt	(411,597)	—	—	(98,507)	(510,104)
Write off of accounts payable due to stockholders	(879)	—	—	—	(879)
Decrease (increase) in:
Accounts receivable	(3,000)	—	—	—	(3,000)
Related party receivables	15,269	1,196	—	—	1,220
Employee receivables	32,119	(2,285)	9,894	(5,186)	(1,224)
Prepaid expenses	(1,600)	—	—	5,828	(1,600)
Deposits	(2,563)	(700)	(700)	—	(3,263)
Increase (decrease) in:
Accounts payable	64,338	(33,628)	(21,316)	50,817	97,869
Accounts payable - assumed liabilites	(17,506)	—	—	—	(17,506)
Accounts payable - stockholders	(38,900)	—	—	—	(38,900)
Accrued expenses	175,687	—	—	—	175,687
Accrued payroll liabilities	27,159	24,010	51,194	—	78,353
Accrued interest payable	44,968	44,081	59,062	58,840	187,054

Net cash used in operating activities	(812,549)	(138,837)	(152,082)	(428,946)	(1,992,383)

Cash flows from investing activities:
Purchase of property and equipment	(2,852)	—	—	(6,229)	(17,751)

Net cash used in investing activities	(2,852)	—	—	(6,229)	(17,751)

Cash flows from financing activities:
Issuance of common stock	1,514,937	105,000	120,000	92,500	1,732,437
Proceeds from note payable	322,500	20,000	20,000	260,000	1,180,253
Proceeds from related party notes payable	—	—	—	10,000	10,000
Payments on related party notes payable	(5,000)	(11,304)	(11,304)	(11,765)	(34,221)
Proceeds from related party note receivable	—	—	—	—	50,000
Collections on stock subscriptions receivable	—	—	—	—	100,000

Net cash provided by financing activities	1,832,437	113,696	128,696	350,735	3,038,469

Net (decrease) increase in cash and cash equivalents	1,017,036	(25,141)	(23,386)	(84,440)	1,028,335

Cash and cash equivalents at beginning of period	11,299	34,685	34,685	119,125	—

Cash and cash equivalents at end of period	$1,028,335	$9,544	$11,299	$34,685	$1,028,335

See accompanying notes to financial statements.
F-6

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)

Notes to Financial Statements

December 31, 2003 and 2002

1.	Organization and Summary of Significant Accounting Policies	Organization
Grant Life Sciences, Inc. (formerly Impact Diagnostics, Inc.) (the Company) was organized under the laws of the State of Utah on July 9, 1998. The Company’s purpose is to research, develop, market and sell diagnostic kits for detecting disease with emphasis on the detection of low-grade cervical disease.

On July 30, 2004, the Company became a wholly owned subsidiary of Grant Ventures, Inc. by merging with Impact Acquisition Corporation, a Utah corporation and wholly owned subsidiary of Grant Ventures, Inc. For accounting purposes the merger was treated as a recapitalization of the Company.

Development Stage Company
Effective July 9, 1998, the Company is considered a development stage Company as defined in SFAS No. 7. The Company’s development stage activities consist of the development of medical diagnostic kits. Sources of financing for these development stage activities have been primarily debt and equity financing. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Cash and Cash Equivalents The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

F-7

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

1.	Organization and Summary of Significant Accounting Policies Continued
Property and Equipment
Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed under an accelerated method based on the estimated useful lives of the assets or term of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any resulting gain or loss is recognized in operations for the periods.

Research and Development Research and development costs are expensed as incurred.

Income Taxes
Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share The computation of basic earning per common share is based on the weighted average number of shares outstanding during each period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. There were no options outstanding at December 31, 2003. Options to purchase 10,000 shares of common stock at the price of $.50 per share were outstanding at December 31, 2002, but were not included in the diluted loss per share calculation because the effect would have been antidilutive.

F-8

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

1.	Organization and Summary of Significant Accounting Policies Continued
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Financial Information
The interim financial information as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 is unaudited. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 2004.

2.	Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage company and is not currently generating revenues from operations and has incurred significant losses and cash outflows from operations. Additionally, at December 31, 2003 the Company has a working capital deficit and a stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s ability to continue as a going concern is subject to the attainment of revenues which generate positive cash flow and/or the necessary financing from outside sources such as related parties or equity markets. There can be no assurance the Company will be successful in such efforts.

F-9

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

2.	Going Concern Continued
Management continues to gather research data to file with the Food and Drug Administration for the approval of its diagnostic kits. Until such approval is obtained and the company can generate revenue from the sale of its products, management will continue to obtain financing through debt and equity issuances.

3.	Related Party Transactions	The Company has entered into the following related party transactions:

•	During the years ended December 31, 2003 and 2002, the Company paid management fees to related entities of approximately $0 and $115,000, respectively. The Company also paid approximately $0 and $55,000 to a company with common ownership for consulting fees during the years ended December 31, 2003 and 2002, respectively.

•	As of December 31, 2003 and 2002, the Company had non-interest bearing receivables from employees due on demand of $33,343 and $21,733, respectively.

•	The Company has non-interest bearing receivables arising from shared overhead costs from entities with common shareholders due on demand for $14,049 and $35,533 as of December 31, 2003 and 2002, respectively.

•	As of December 31, 2003 and 2002 the Company had an unsecured note payable to a shareholder for $29,279 and $32,083, respectively. The note earns interest at 5% and is due in September 2004.

•	As of December 31, 2003 the Company had a non-interest bearing demand note payable to a shareholder for approximately $21,500.

F-10

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

4.	Note Payable
In June 2001, the Company entered into a note agreement with a venture capital firm that provided the Company with the right, but not an obligation, to borrow up to $578,000. Any advances on the note would bear interest at 10% with all total advances and accrued interest due on or before November 30, 2002. As of December 31, 2003 and 2002, the note balance was in default and had an outstanding balance of $587,753. Accrued interest payable on the note was $141,501 and $82,726, at December 31, 2003 and 2002, respectively.

Effective July 30, 2004, the Company and the venture capital firm entered into a debt conversion agreement, whereby $237,753 of the principal and $170,889 of interest were forgiven and the remaining outstanding principal balance of $350,000 was converted into a note payable bearing interest at six percent and is convertible into common stock of the Company. (See Note 12)

5.	Common Stock
On May 20, 2002, the Company’s board of directors approved an increase in the number of authorized shares of common stock from 200,000 to 10,000,000, enabling the Company to complete a 10-for-1 common stock split effective May 31, 2002. The par value of the common stock was also changed from no par value to a par value of $.001.

Additionally, on November 27, 2002, the Company’s board of directors approved an increase in the number of authorized shares of common stock from 10,000,000 to 100,000,000. The Company then completed a 7-for-1 common stock split effective November 27, 2002.

All references to common stock, common shares authorized, issued and outstanding, weighted average number of shares (basic and diluted), and per share amounts in the Financial Statements and Notes to Financial Statements prior to the record date of the stock splits and change in par value have been restated to reflect such transactions on a retroactive basis.

F-11

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

6.	Gain on Extinguishment of Debt
During the year ended December 31, 2002, the Company refinanced certain debt, for which a beneficial conversion feature had been recorded as interest expense, with additional debt financing. As a result of this refinancing, the Company has recorded a gain on the extinguishment of debt of $98,507.

7.	Income Taxes	The provision for income taxes differs from the amount computed at federal statutory rates as follows:

	Years Ended December 31,
	2003	2002
Income tax benefit at statutory rate	$(86,000)	$(219,000)
State taxes	(13,000)	(32,000)
Other	3,000	11,000
Change in valuation allowance	96,000	240,000
	$—	$—

Deferred tax assets (liabilities) are comprised of the following:

	Years Ended December 31,
	2003	2002
Net operating loss carryforward	$548,000	$452,000

Valuation allowance	$(548,000)	$(452,000)
	$—	$—

F-12

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

7.	Income Taxes Continued
As of December 31, 2003, the Company had net operating losses of approximately $1,464,000, which begin to expire in 2019. Since changes in the Company’s ownership have occurred, there would be an annual limitation of the amount of net operating loss carryforwards which could be utilized. The ultimate realization of these carryforwards is due, in part, on the tax law in effect at the time and future events which cannot be determined.

A valuation allowance has been established that offsets the net deferred tax asset because there is significant uncertainty surrounding its ultimate realization. The uncertainty is caused by the Company’s recurring losses and the annual limits referred to above.

8.	Supplemental Cash Flow Information	During the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, the Company paid cash for the following:

	2004	2003	2002
Interest	$—	$344	$1,347

Income taxes	$—	$—	$—

During the year ended December 31, 2002 the Company issued 600,000 shares of stock as payment of debt of $300,000.

9.	Commitments
The Company has entered into a consulting agreement with a company for assistance with the application and approval process for their product with the Food and Drug Administration (FDA). The term of the contract extends until FDA approval is obtained, but may be terminated by either party with 30 days written notice. During the years ended December 31, 2003 and 2002, the Company made no payment under this contract.

F-13

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

10.	Recent Accounting Pronounce- ments
In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for certain arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have a material impact on operating results or financial condition of the Company.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, Accounting for Derivatives and Hedging Activities. SFAS 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the operating results or financial condition of the Company.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, FASB Staff Position 150-3 was issued, which indefinitely deferred the effective date of SFAS 150 for certain mandatory redeemable non-controlling interests. As the Company does not have any of these financial instruments, the adoption of SFAS 150 did not have any impact on the Company’s consolidated financial statements.

F-14

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

10.	Recent Accounting Pronounce- ments Continued
In December 2003, the FASB issued Interpretation No. 46R (“FIN 46R”) (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46 (FIN 46), which was issued in January 2003. Before concluding that it is appropriate to apply ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). The provisions of FIN 46R must be applied for any existing VIE’s by 2005. For VIE’s created after December 31, 2003, the provisions of FIN 46R must be applied immediately. The Company is evaluating the applicability, if any, of this Interpretation.

11.	Restatement of Financial Statements
The Company identified certain stock issuances and debt and equity transactions, which it had not recorded in its December 31, 2002 financial statements. This resulted in the Company’s financial statements being restated as of December 31, 2002 as follows:

	As Reported	As Restated

General and administrative expenses	$644,958	$744,708

Gain on extinguishment of debt	$—	$98,507

Net loss	$(644,958)	$(646,201)

Common Stock	$9,190	$9,397

Additional paid-in capital	$544,317	$542,353

Deficit accumulated during development stage	$(1,215,865)	$(1,217,108)

Loss per common share - basic and diluted	$(0.02)	$(0.02)

Weighted average shares - basic and diluted	29,467,000	30,144,000

F-15

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

12.	Subsequent Events
On July 30, 2004, the Company became a wholly owned subsidiary of Grant Ventures, Inc. by merging with Impact Acquisition Corporation, a Utah corporation and wholly owned subsidiary of Grant Ventures, Inc. For accounting purposes the merger was treated as a recapitalization of the Company.

Effective July 30, 2004, the Company reached an agreement with the holders of its related party notes payable to convert the notes to shares of the Company’s common stock at a price of $.1835 per share. As a result of the conversion agreement, $1,604 of accrued interest was forgiven and $45,779 of principal was converted into 249,475 shares.

Subsequent to December 31, 2003, the Company obtained convertible bridge financing in the amount of $200,000. The holder of the note exercised the conversion rights and converted the principal balance of the note plus accrued interest of $4,219 into 2,720,000 shares of common stock, effective July 30, 2004. As the conversion rate was less than the market value of the Company’s common stock on the commitment date, a beneficial conversion feature existed. As a result, the Company recognized interest expense of $200,000.

Effective July 30, 2004, the Company and the holder of its note payable in the amount of $587,753 entered into a debt conversion agreement. Pursuant to the terms of the agreement the holder agreed to forgive accrued interest of $170,889 and $237,753 of the principal balance of the note, leaving a remaining principal balance of $350,000. The remaining principal balance bears interest at six percent per annum, payable quarterly. The note is due July 30, 2007 and is convertible at the option of the note holder into shares of the Company’s common stock at the price of $3.00 per share. The holder was also issued 89,500 warrants with an exercise price of $.01 per share. The warrants were valued at $.03779 per share and were recognized as a reduction of the gain on extinguishment of debt.

On July 5, 2004, the Company effected a forward stock split of 3.58 shares to 1. As a result of the split, the outstanding common stock of Impact Diagnostics increased from 9,793,497 to 35,060,720 shares. The effects of the forward split have been reflected in the statement of stockholders’ deficit as if it had occurred at the beginning of the periods presented.

F-16

GRANT LIFE SCIENCES, INC.
(FORMERLY IMPACT DIAGNOSITICS, INC.)
(A Development Stage Company)
Notes to Financial Statements
Continued

12.	Subsequent Events Continued
On September 20, 2004, the Company’s Board of Directors authorized the amending of the Company’s Articles of Incorporation to increase its authorized number of common shares to 150,000,000 shares. It also authorized the amendment of the Articles of Incorporation to allow the Company to issue up to 20,000,000 shares of preferred stock.

In addition, on September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented.

On July 20, 2004, the Company entered into an exclusive license agreement to use certain technologies in its cervical cancer tests. The term of the license agreement is 17 years, and requires the Company to make annual royalty payments ranging from 1% to 3% of net sales, with annual minimum royalty payments of $48,000 to be paid monthly in $4,000 installments.

From July 2004 to November 2004, the Company issued options and warrants to purchase its common stock to various employees, consultants, and investors. Outstanding options and warrants total 8,072,958 and range in exercise price from $.01 to $.1853.

On November 1, 2004, the Company’s Board of Directors approved the issuance of 250,000 shares of the Company’s common stock to a consultant for services.

On November 16, 2004, holders of warrants exercised their right to purchase 2,403,000 shares of the Company’s common stock at an exercise price of $.01. The Company received proceeds of $24,030.

F-17

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
Pro Forma Balance Sheet
(Unaudited)

										Proforma
										Reflecting
										Reverse merger
										and all
										Transactions
						Proforma Reflecting				Concurrent with
	Grant June 30,	Impact June 30,	Adjustments June 30,			Reverse Merger June 30,	Adjustments June 30,			Reverse Merger June 30,
	2004	2004	2004			2004	2004			2004
Assets

Current assets - Cash	$—	$13,093				$13,093	$1,494,937	(d	)	$1,508,030
Accounts Receivable - Trade	—	4,000				4,000	—			4,000
Employee receivables	—	1,119				1,119	—			1,119
Related party receivables	—	2,110				2,110	—			2,110
Property and equipment, net of accumulated depreciation
of $10,040, respectively	—	7,711				7,711	—			7,711
Deposits	—	700				700	—			700
Total assets	$—	$28,733	$—			$28,733	$1,494,937			$1,523,670

Liabilities and Stockholders' Deficit

Accounts payable	$20,034	$83,385	$—			$103,419	$—			$103,419
Accounts payable - stockholder	39,778	—	—			39,778	—			39,778
Accrued interest payable	—	179,755	—			179,755	(1,604)	(e	)	3,043
							(4,219)	(f	)
							(170,889)	(g	)
Accrued wages payable	—	34,800	—			34,800	—			34,800
Accrued payroll liabilities	—	5,678	—			5,678	—			5,678
Related party notes payable	—	45,779	—			45,779	(45,779)	(e	)	—
Notes payable	—	910,253	—			910,253	(200,000)	(f	)	472,500
							(237,753)	(g	)
Total current liabilities	59,812	1,259,650	—			1,319,462	(660,244)			659,218

Related party notes payable	—	—	—			—	—			—

Total liabilities	59,812	1,259,650	—			1,319,462	(660,244)			659,218

Commitments and contingencies	—	—				—	—			—

Stockholders' deficit:
Common stock, 53,590,821 shares issued and
outstanding (c)	6,000	9,794	25,267	(b	)	41,061	9,561	(d	)	53,591
							249	(e	)
							2,720	(f	)
Additional paid in capital	178,689	694,526	(244,501)	(a	)	603,447	1,485,376	(d	)	2,539,234
			(25,267)	(b	)		45,530	(e	)
							201,499	(f	)
							200,000	(f	)
							3,382	(g	)
Deficit accumulated during development stage	(244,501)	(1,935,237)	244,501	(a	)	(1,935,237)	1,604	(e	)	(1,728,373)
							(200,000)	(f	)
							408,642	(g	)
							(3,382)	(g	)

Total stockholders' deficit:	(59,812)	(1,230,917)	—			(1,290,729)	2,155,181			864,452

	$—	$28,733	$—			$28,733	$1,494,937			$1,523,670

P-1

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
Pro Forma Statement of Operations
(Unaudited)

	Grant	Impact	Adjustments			Proforma
	For the Six	For the Six	For the Six			For the Six
	Months Ended	Months Ended	Months Ended			Months Ended
	June 30,	June 30,	June 30,			June 30,
	2004	2004	2004			2004

Revenues	$—	$—	$—			$—

General and administrative expenses	19,403	281,624	(19,403)	(a	)	281,624
Research and development	—	143,858	—			143,858

Operating loss	(19,403)	(425,482)	19,403			(425,482)

Other (income) expense:
Interest expense	1,752	38,765	(1,752)	(a	)	38,765

Loss before income taxes	(21,155)	(464,247)	21,155			(464,247)

Income tax benefit	—	—	—			—

Net loss	$(21,155)	$(464,247)	$21,155			$(464,247)

Net loss per common share -basic and diluted						$(0.01)

Weighted average shares -basic and diluted						40,701,000

P-2

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
Pro Forma Statement of Operations - December 31, 2003
(Unaudited)

	Grant	Impact	Adjustments			Proforma
	Year Ended	Year Ended	Year Ended			Year Ended
	December 31,	December 31,	December 31,			December 31,
	2003	2003	2003			2003

Revenues	$—	$—	$—			$—

General and administrative expenses	8,643	138,820	(8,643)	(a	)	138,820
Research and development	—	51,108	—			51,108

Operating loss	8,643	189,928	(8,643)			189,928

Other (income) expense:
Gain on extinguishment of debt	—	—	—			—
Interest expense	2,965	63,953	(2,965)	(a	)	63,953

Loss before income taxes	(11,608)	(253,881)	11,608			(253,881)

Income tax benefit	—	—	—			—

Net loss	$(11,608)	$(253,881)	$11,608			$(253,881)

Net loss per common share - basic and diluted						$(0.01)

Weighted average shares - basic and diluted						33,842,000

P-3

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Pro forma adjustments reflecting the reverse merger of Grant Life Sciences, Inc. and Impact Diagnostics, Inc.

(a) The unaudited pro forma balance sheet at June 30, 2004 gives effect to the Merger (on July 30, 2004) of Impact Acquisition Corporation, a wholly owned subsidiary of the Company, into Impact Diagnostics, Inc. (a development stage company). The transaction is accounted for as a reverse merger or recapitalization of Impact Diagnostics, Inc. The unaudited pro forma consolidated balance sheet as of June 30, 2004 estimates the pro forma effect of the Merger as if it had been consummated on June 30, 2004. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 estimate the pro forma effect of the Merger as if it had been consummated at the beginning of the respective periods.

(b) In connection with the Merger, on July 5, 2004, Impact Diagnositsc, Inc. effected a forward stock split of 3.58 shares to 1. As a result of the split, the outstanding common stock of Impact Diagnostics increased from 9,793,497 to 35,060,720 shares. Pursuant to the Merger Agreement, each share of Impact Diagnostics common stock was exchanged for one share of Grant Life Sciences common stock. All numbers in the proforma financial statements have been adjusted to reflect the stock split.

(c) Prior to the Merger, the Company had 50,000,000 authorized shares of common stock, par value $0.001 per share, and Impact Diagnositcs had 100,00,000 authorized shares of common stock, par value $0.001 per share. The Company plans to amend its articles of incorporation to increase its authorized shares of common stock to 100,000,000. These share numbers included in the pro forma financial statements assume that the Board of Directors and the stockholders of the Company have approved this increase in the authorized capital of the Company.

Pro Forma adjustments for transactions that occurred concurrent with the Reverse Merger

(d) The unaudited pro forma balance sheet at June 30, 2004 gives effect to the issuance by the Company in a private placement of 1,912,125 units (9,560,625 shares), at a purchase price of $0.9175 per unit ($0.1835 per share). Each unit is conprised of Five (5) shares of the Company's common stock and a warrant to purchase one (1) share of the Company's common stock at an exercise price of $0.18 per share. The net proceeds to the Company were $1,494,937 after payment of legal and financial consultant fees. After the Merger, the Company will have outstanding options and warrants to purchase 8,700,982 shares of Common Stock.

Gross proceeds from issuance of common stock	$1,754,375
Costs of issuance i.e. legal, financial, travel	259,438
Net proceeds in cash to company	$1,494,937

(e) Impact Diagnostics, Inc. has reached an agreement with affiliates who held notes payable to convert their notes to shares at a price of $.1835 per share. The conversion agreement has an effective date of July 30, 2004 and includes a waiver of the related accrued interest on these notes payable. As a result of the conversion agreement, $45,779 of principal was converted into 249,475 shares.

(f) Impact Diagnostics, Inc. has a bridge loan with conversion rights provided in the amount of $200,000. The lender has exercised the conversion of its note and accrued interest of $4,219 into 2,720,000 shares in connection with the Merger.

(g) In connection with the merger, Impact Diagnostics entered into a debt conversion agreement with Citadel Capital Management to convert Citadel's convertible note to stock at a conversion price of $.8379 per share. In connection with this agreement, Citadel Capital Management agreed to forgive the accrued interest of $170,889 and $237,753 of the original principal leaving a remaining balance of $350,000. Citadel Capital Management was also given 89,500 warrants to purchase additional shares at a price of $.01 per share.

P-4

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.               INDEMNIFICATION OF OFFICERS AND DIRECTORS

                Under the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation, our directors and officers will have no individual liability to us or our stockholders or creditors for any damages resulting from the officer's or director’s act or failure to act in his or her capacity as an officer or director unless it is proven that (i) the officer's or director’s act or failure to act constituted a breach of his or her fiduciary duties as an officer or director; and (ii) the officer's or director’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The effect of this statute and our Amended and Restated Articles of Incorporation is to eliminate the individual liability of our officers and directors to the corporation or its stockholders or creditors, unless any act or failure to act of an officer or director meets both situations listed in (i) and (ii) above.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law.  The Nevada Revised Statutes also provide that a corporation may indemnify any officer or director who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director if (i) there was no breach by the officer or director of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or (ii) the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

These provisions of our Amended and Restated Articles of Incorporation become effective 20 days after the Information Statement is first mailed to our stockholders.

ITEM 25.               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                The following table sets forth the fees and expenses we expect to incur in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee, all amounts are estimates. .

Securities and Exchange Commission Registration Fee	$2,310
Printing Fees and Expenses	$1,000
Legal Fees and Expenses	$72,000
Accounting Fees and Expenses	$23,000
Miscellaneous	$18,000

ITEM 26.               RECENT SALES OF UNREGISTERED SECURITIES

                On July 30, 2004, in connection with the Merger, we issued 30,565,246 shares of our common stock, and options and warrants to purchase 6,972,754 shares of our common stock to the holders of common stock, convertible notes and options to purchase common stock of Impact Diagnostics Upon effectiveness of the increase in our authorized common stock on November 12, 2004, we issued 7,464,950 shares of our common stock to certain stockholders of Impact Diagnostics who were entitled to receive shares of our common stock in the Merger.

On July 30, 2004, we issued 2,270,000 shares of our common stock to Bridges & Pipes LLC pursuant to the conversion of a $200,000 convertible promissory note dated April 14, 2004.

Between July 30 and August 19, 2004, we sold a total of 1,912,125 units, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to us of $1,754,375.  Each unit is comprised of five (5) shares of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share.  The units were sold to individuals and institutional investors, all of whom were “accredited investors”, as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Each of the investors represented to us that the investor was an accredited investor and represented to us the investor’s intention to acquire our securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

                In August 2004, we issued 2,670,000 warrants to Duncan Capital Group LLC as compensation for acting as our financial advisor in connection with the Merger. These warrants have an exercise price of $0.01 per share. In August 2004, we issued 411,104 warrants to Duncan Capital LLC as compensation for acting as our placement agent in connection with the sale of our units in a private financing.  The warrants have an exercise price of $0.1835 per share. In November 2004, 2,403,000 of the warrants with the $0.01 exercise price were exercised, resulting in $24,030 of proceeds to us.

In August 2004, we issued 89,918 shares of our common stock to Blaine Taylor in consideration for the conversion of $16,500 owned to him by us pursuant to a convertible promissory note.

II-1

In August 2004, we issued 159,557 shares of our common stock to Mitchell Godfrey in consideration for the conversion of $29,278 owned to him by us pursuant to a convertible promissory note.

In November 2004, we issued 250,000 shares of our common stock to David Bolick in connection with consulting services performed on our behalf prior to the merger.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Grant Life Sciences or executive officers of Grant Life Sciences, and transfer was restricted by Grant Life Sciences in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

II-2

ITEM 27.               EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 6, 2004, by and among Grant Ventures, Inc., Impact Acquisition Corporation and Impact Diagnostics, Inc. (1)
3.1	Articles of Incorporation of North Ridge Corporation, filed with the Secretary of State of Nevada on January 31, 2000. (1)
3.2
Certificate of Amendment to Articles of Incorporation of North Ridge Corporation, changing its name to Grant Ventures, Inc. and changing its authorized capital to 50,000,000 shares, par value $0.001 per share, filed with the Secretary of State of Nevada on May 30, 2001. (1)

3.3	Form of Amended and Restated Articles of Incorporation of Grant Ventures, Inc. (1)
3.4	Articles of Merger for the merger of Impact Diagnostics, Inc. (Utah) and Impact Acquisitions Corporation (Utah), filed with the Secretary of State of Utah on July 30, 2004. (1)
3.5	Bylaws of Grant Life Sciences, Inc.
4.1	Securities Purchase Agreement between Grant Ventures, Inc. and the purchasers party thereto. (1)
4.2	Registration Rights Agreement between Grant Ventures, Inc. and the purchasers party thereto. (1)
4.3	Form of Common Stock Purchase Warrant. (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	6% Convertible Promissory Note in the amount of $350,000, dated as of July 23, 2004, between Impact Diagnostics, Inc. and James H. Donell, as receiver of Citadel Capital Management, Inc. (1)
10.2	Warrant, dated July 23, 2004, of James H. Donell, as receiver of Citadel Capital Management, Inc., to purchase 89,500 shares of common stock of Impact Diagnostics, Inc. (1)
10.3	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Duncan Capital LLC. (1)
10.4	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Michael Ahlin. (1)
10.5	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Dr. Mark Rosenfeld. (1)
10.6	2004 Stock Incentive Plan of Grant Ventures, Inc. (1)
10.7	Incentive Stock Option Agreement, dated as of July 6, 2004, between Impact Diagnostics, Inc. and Stan Yakatan. (1)
10.8	Incentive Stock Option Agreement, dated as of July 6, 2004, between Impact Diagnostics, Inc. and John C. Wilson.(1)
10.9	Employment Agreement between Michael L. Ahlin and Impact Diagnostics, Inc., dated January 1, 2004, as amended by the Amendment of Employment Agreement, dated July 1, 2004. (1)
10.10	Employment Agreement between Mark J. Rosenfeld and Impact Diagnostics, Inc., dated January 1, 2004, as amended by the Amendment of Employment Agreement, dated July 1, 2004. (1)
10.11	Exclusive License Agreement between Impact Diagnostics, Inc. and Dr. Yao Xiong Hu, M.D., dated July 20, 2004 (incorporated by reference to Form 10-QSB filed with SEC on November 19, 2004).
16.1	Letter dated August 30, 2004 from HJ & Associates, LLC to the Securities and Exchange Commission. (1)
21.1	Subsidiaries of Grant Ventures, Inc. (1)
23.1	Consent of Tanner + Co.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (see exhibit 5.1).

(1) Previously filed as an exhibit to registration statement on Form SB-2 filed September 30, 2004

II-3

SIGNATURES

                        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Los Angeles, state of California on January 25, 2005.

GRANT VENTURES, INC.

By:	/s/ Stan Yakatan
Stan Yakatan
President and Chief Executive Officer

POWER OF ATTORNEY

                        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stan Yakatan and John C. Wilson, and each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Stan Yakatan Stan Yakatan	President, Chef Executive Officer and Chairman of the Board	January 25 2005

/s/ John C. Wilson John C. Wilson	Chief Financial Officer and Chief Accounting Officer	January 25, 2005

/s/ Michael Ahlin Michael Ahlin	Vice President and Director	January 25, 2005

/s/ Jack Levine Jack Levine	Director	January 25, 2005

/s/ Kevin Crow Kevin Crow	Director	January 25, 2005

/s/ Erik Wilkinson Erik Wilkinson	Director	January 25, 2005

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